UNITED STATES

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Environment and Ecology, Inc. has posted the following Annual Report to www.proxydocs.com/EEI.

EC OL O G Y A N D 2016 ENVIRONMENT, INC. A N N U A L R E P O R T

From Our President and CEO

In fiscal year 2016, E & E responded and adjusted to an economic downturn in South America and retooled our North American operations for future market opportunities and growth. E & E remains financially strong and committed to our vision of working on the major environmental challenges of our time, and there are many. The positive impact of our reorganizational strategy implemented over the past two years helped E & E to weather a challenging economic year in the U.S. and South America. In fiscal year 2016, we saw some of the positive results of our actions. Higher net income from U.S. operations was due primarily to the positive impact of disposing of a majority-owned U.S. subsidiary, and initiatives to integrate certain wholly-owned U.S. subsidiaries with other U.S. operations. Each of the disposed or integrated subsidiaries experienced operating losses during recent fiscal years, which were reduced or eliminated during fiscal year 2016. Reduced revenue from these initiatives was more than offset by the elimination of significant operating expenses, resulting in a combined improvement of $2.1 million in net income for U.S. operations during fiscal year 2016.

Faced with unfavorable political and economic conditions in Brazil and an election in Peru, E & E took the opportunity to review our South American operations, which typically account for about a third of our revenue. Although revenues and net income from South American operations decreased, we believe the long-term prospects for these operations are good. We have taken steps to restore profitability in Brazil. In Peru, significant energy sector project work was completed late in fiscal year 2015 and early in fiscal year 2016, which was not replaced during fiscal year 2016. As a result, we are adjusting our costs of operations. The Company’s Chilean operations experienced revenue and earnings growth during fiscal year 2016 as a result of higher energy sector revenues. With strong technical capabilities and enhanced competitiveness, our South American offices are poised for success as economic conditions improve on the continent.

Major investment initiatives toward growth were underway in fiscal year 2016, and we continue to make investments. Our strategic plan targets growth in various sectors of our business through acquisitions and through strengthening key technical competencies that will improve our competitiveness. Efforts to recruit top talent who will advance our growth aspirations have been fruitful. The Company’s corporate development team continues to explore and meet with companies of various sizes and specialties as potential targets for acquisition, and it is expected that investments in this area will be instrumental in securing new work opportunities and achieving our long-term growth objectives.

Gerard A. Gallagher III

President and CEO

Photo credit: Rossachs National Park, Scotland by Weston Hodges, Client Relationship Management

Chairman’s Observations

The past year was a challenging one for E & E. Economic and political uncertainties stalled energy and development projects in the U.S. and corporate revenue was reduced by the deep decline of the business environment in several South American countries. An unusually high effective tax rate drastically reduced the bottom line and masked improving internal operations.

If judged solely by the after-tax bottom line, fiscal year 2016 was not a stellar business year. But if judged by operations improvement and pre-tax earnings, E & E management achieved credible results despite the unfavorable business environment. Management demonstrated its capability to navigate business as well as environmental challenges. My outlook for the coming calendar year is cautiously optimistic. The profound change in the political landscape has produced a new economic outlook that should encourage growth and development initiatives. In the 46 years since our company’s founding, sound, science-based environmental, ecological, and health considerations have become an integral and key part of business and government planning. The drivers: science, law, and the public demand. Global warming is yet another, perhaps over-arching, issue to challenge our clients’ development initiatives.

The breadth of issues and potential responses are complex and often controversial. Our clients and potential clients must address them and ultimately be judged in the court of public opinion. E & E offers focused, expert, and science-based services to help.

Frank B. Silvestro

Chairman of the Board

E & E is working collaboratively with clients to address the leading environmental challenges of our time.

CAMPS/NetZero Planner Collaboration, Texas

E & E worked with the United States Army Corps of Engineers Fort Worth District and the Fort Hood Army Base Department of Real Property and Planning to develop its Comprehensive Asset Master Planning Solution (CAMPS), a software tool that helps evaluate and prioritize the sustainability and energy efficiency needs of an installation. The effort earned the 2016 GreenGov Presidential Award for Green Innovation. We are currently working with USACE Fort Worth and the Army to integrate CAMPS with their Net Zero Planning system at Fort Hood and Joint Base Pearl Harbor-Hickam.

Anta-Cusco and Quillabamba Natural Gas Pipelines, Peru

This Peruvian South Pipeline Consortium project includes construction, operation, and maintenance of a 1,086-km natural gas pipeline. Walsh Peru developed the Environmental and Social Impact Assessment (ESIA) for a 100-km line in the Cusco region and conducted environmental baseline studies of the Puno (300+ km), Arequipa (10 km), Moquegua (100+ km), and Tacna (200 km) pipeline segments.

East Bay Living Shoreline Project, Santa Rosa County, Florida

E & E is working with The Nature Conservancy (TNC) to monitor a 6.5-mile site proposed for restoration of oyster habitat along Escribano Point in Pensacola East Bay. For this project, E & E is conducting baseline (pre-construction) data monitoring using universal metrics and restoration goal-based metrics developed by TNC and partners for any oyster restoration project, for evaluating the success of the project.

U.S. Navy Solar Environmental Assessments, Navy and Marine Corps. installations in the U.S., Cuba, Italy, and Spain

E & E completed 19 Environmental Assessments (EAs) at potential solar and wind sites on Navy and Marine Corps. installations to help the Navy exceed their goal for 1 gigawatt of renewable energy capacity. 13 projects are moving forward to construction to provide the Navy with over 300 megawatts of renewable energy, providing a secure, reliable energy source critical to defense operations and national security.

Rio Grande LNG and Magnolia LNG Projects

E & E is at the forefront of critical LNG energy projects in the U.S. In 2016, the Federal Energy Regulatory Commission (FERC) gave authorization for the Magnolia LNG export facility in the Port of Lake Charles, Louisiana to move forward. E & E continues to assist during the execution/ implementation phase of the project. The NextDecade Rio Grande LNG project in Brownsville, Texas also reached a critical milestone with its formal FERC filing in May 2016.

Plains & Eastern Clean Line Project, Arkansas, Oklahoma, Tennessee, and Texas

E & E is Clean Line's lead environmental consultant on the ±600 kV, 720-mile overhead HVDC transmission line designed to deliver 4,000 megawatts of wind energy from the Oklahoma Panhandle to the southeastern U.S. We led a tiered routing and siting process that included more than 100 large-group stakeholder meetings. The collaborative approach allowed us to address regulatory concerns early in the project. The Final EIS was published in 2015 and DOE issued a Record of Decision in March 2016.


CASCADIA
Douglas County
Emergency Operations Center
Functional Exercise

Cascadia Rising 2016 Exercise, Oregon

For the Oregon Office of Emergency Management, E & E provided statewide technical assistance to all Oregon jurisdictions participating in a multi-state exercise simulating response to a 9.0 magnitude Cascadia Subduction Zone earthquake and subsequent tsunami. The event was the largest functional exercise in Oregon history.



Water Quality Monitoring at the Santo Antônio Dam Reservoir, Brazil

Using the high flow of the Amazon's largest tributary, the Santo Antonio Energia (SAE) Santo Antônio hydroelectric plant will be one of the largest power generators in Brazil and one of the 15 largest dams in the world once complete. From 2009 through 2016, Ecology Brasil implemented water quality monitoring programs, including limnology and macrophytes studies, during filling and post-stabilization of the reservoir.



USACE Times Beach Aquatic Invasive Species and Habitat Restoration Demonstration Project, New York

E & E brought this five-year demonstration project from concept through implementation, demonstrating to stakeholders and funders the efficacy of our adaptive management strategy for investigating, mapping, treating, and monitoring invasive species, and applying habitat restoration measures. The project earned a 2016 ACEC Gold Award and serves as a resource around the Great Lakes for groups seeking to implement similar projects.

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Fiscal Year 2016 Operations Overview*

Consolidated net income attributable to EEI decreased to $0.9 million for the fiscal year ended July 31, 2016, a 74% reduction from the prior fiscal year. Selected financial information by business segment is summarized in the following table.

	Fiscal Year Ended July 31, (in thousands)		
	2016	2015	2014
EEI and its subsidiaries located in the United States:			
Net revenue less subcontract costs [1]	$69,724	$73,264	$ 73,764
Direct operating expenses [2]	30,363	32,278	30,731
Indirect operating expenses [3]	34,130	35,602	42,102
Income (loss) before income tax provision	4,652	4,592	(2,790)
Net income (loss) attributable to EEI	2,026	1,039	(2,805)
Subsidiaries located in South America:			
Net revenue less subcontract costs	$ 17,543	$ 30,344	$ 33,432
Direct operating expenses	9,149	15,214	18,537
Indirect operating expenses	8,245	10,288	10,872
Income before income tax provision	(189)	4,444	3,613
Net (loss) income attributable to EEI	(1,081)	2,988	2,058
Other foreign subsidiaries:			
Net revenue less subcontract costs	—	—	402
Direct operating expenses	—	8	181
Indirect operating expenses	95	1,147	1,506
Loss before income tax provision	(96)	(1,067)	(1,270)
Net loss attributable to EEI	(59)	(631)	(636)

[1] *Net revenue less subcontract costs represents the net of revenue, net, and subcontract costs from the consolidated statements of operations.*

[2] *Direct operating expenses consist of cost of professional services and other direct operating expenses from the consolidated statements of operations.*

[3] *Indirect operating expenses consist of administrative and indirect operating expenses and marketing and related costs from the consolidated statements of operations.*

Dispositions of Subsidiaries

During fiscal year 2014, EEI management initiated a long-term strategy to assess the operations of all subsidiaries with the goal of improving consolidated financial performance by selling, winding down or reorganizing unprofitable subsidiaries. During fiscal year 2016, EEI completed the following transactions or activities related to subsidiaries that experienced operating losses during prior fiscal years:

- EEI consummated the sale of a majority owned subsidiary located in Kentucky.
- EEI curtailed the operations of a wholly owned subsidiary located in Colorado, and combined its remaining operations into EEI's corporate headquarters in Buffalo, New York.
- Other foreign operations has historically included operations in the Middle East, northern Africa and Asia. During fiscal year 2014, due to growing operational risks, management decided to wind down existing operations and not to seek or accept any new work within these regions. During fiscal year 2016, management successfully terminated all remaining contracts and operations within these regions.

Lower net revenues were more than offset by lower operating expenses during fiscal year 2016 as a result of this activity.

U.S. Operations

Excluding disposition of subsidiaries noted above, net income attributable to EEI from U.S. operations decreased 34% during fiscal year 2016, as compared with the prior year. Global economic trends in oil, gas and commodity prices continued to have a negative impact on revenues from energy and mining sectors in the U.S. EEI also experienced a distinct shift of direct labor hours during fiscal year 2016 from commercial projects, for which selling rates are openly negotiated from project to project, to government projects, for which selling rates tend to be lower than commercial rates. In addition, competitive pricing pressure continues to have a negative impact on revenues for many of EEI's market sectors.

South American Operations

We have significant majority-owned operating subsidiaries in Chile, Brazil and Peru, and a smaller subsidiary in Ecuador. Our Chilean operations experienced strong revenue and earnings growth during fiscal year 2016.

Significant energy sector project work was completed in Peru late in fiscal year 2015 and early in fiscal year 2016, which was not replaced during fiscal year 2016. Revenues and net income from Peruvian operations decreased 59% and 98%, respectively, during fiscal year 2016.

Brazilian revenues and earnings continue to be adversely affected by a broad economic downturn and political upheaval. Brazilian revenues decreased 42% during fiscal year 2016. Additionally, as a result of recurring losses during recent years and in fiscal year 2016, our Brazilian subsidiary recorded a $0.9 million valuation reserve related to deferred tax assets recorded in prior years and was unable to recognize any tax benefit from fiscal year 2016 operating losses. The net loss from Brazilian operations increased $1.4 million to a loss of $1.7 million for fiscal year 2016. EEI management continues to work closely with management in Brazil to implement a business development strategy that is responsive to current economic conditions while also reducing operating costs and improving operating efficiency.

Liquidity and Capital Resources

Cash and cash equivalents increased $1.4 million during fiscal year 2016. Excluding the payment of $2.1 million of cash dividends, which were approved on a discretionary basis by the Company's Board of Directors, cash generated from operations exceeded cash

*References to "EEI" refer to Ecology and Environment, Inc. a New York corporation. References to "the Company," "we," "us," "our," or similar terms, refer to EEI together with its consolidated subsidiaries.

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required to fund investing and financing activities by $3.7 million during the year. Combined net repayments of borrowings under lines of credit and long-term debt were $0.9 million during fiscal year 2016. Combined borrowings under lines of credit and long-term debt were $0.7 and $1.6 million at July 31, 2016 and 2015, respectively.

Unsecured lines of credit of $39.0 million and $32.8 million were available for working capital and letters of credit at July 31, 2016 and 2015, respectively. Total amounts used under lines of credit were $2.5 million and $1.8 million at July 31, 2016 and 2015, respectively. Contractual interest rates ranged from 3.50% to 15.60% at July 31, 2016. Our lenders have reaffirmed the lines of credit within the past twelve months.

We believe that available cash balances in our domestic companies, anticipated cash flows from U.S. operations, and our available lines of credit will be sufficient to cover working capital requirements of our U.S. operations during the next twelve months and the foreseeable future.

Historically, our foreign subsidiaries have generated adequate cash flow to fund their operations. In recent months, our Brazilian subsidiary has been adversely affected by an economic downturn and weakening of the Brazilian Real in relation to the U.S. dollar. The total scope and duration of the downturn and the ultimate impact that it will have on our Brazilian operations are uncertain. In the event that our Brazilian subsidiary is unable to generate adequate cash flow to fund its operations, additional funding from EEI, other subsidiaries or lending institutions will be considered.

We intend to reinvest net cash generated from undistributed foreign earnings into operations and business expansion opportunities outside the U.S. Excess cash accumulated by any foreign subsidiary, beyond that necessary to fund operations or business expansion, may be repatriated to the U.S. at the discretion of the Boards of Directors of the respective entities. We would be required to accrue and pay taxes on any amounts repatriated to the U.S. from foreign subsidiaries. During fiscal year 2016, two of the Company's majority owned subsidiaries in South America declared a total of $1.1 million of dividends to its shareholders. After local tax withholdings, $0.3 million was paid to minority shareholders and $0.7 million was repatriated to the U.S. during the second half of fiscal year 2016.

Contract Receivable Concentrations

Significant concentrations of contract receivables and the allowance for doubtful accounts and contract adjustments are summarized in the following table.

	Balance at July 31, 2016 (in thousands)	
Region	Contract Receivables	Allowance for Doubtful Accounts and Contract Adjustments
United States, Canada and South America	$35,266	$1,034
Middle East and Africa	4,921	4,895
Asia	61	—
Totals	$40,248	$5,929

	Balance at July 31, 2015 (in thousands)	
Region	Contract Receivables	Allowance for Doubtful Accounts and Contract Adjustments
United States, Canada and South America	$43,629	$ 1,043
Middle East and Africa	5,067	4,894
Asia	124	17
Totals	$48,820	$5,954

Contract adjustments related to projects in the United States, Canada and South America typically result from cost overruns related to current or recently completed projects, or from recoveries of cost overruns recorded as contract adjustments in prior reporting periods. Contract adjustments related to projects in the Middle East, Africa and Asia typically result from difficulties encountered while attempting to settle and close-out claims that may be several years old.

Combined contract receivables related to projects in the Middle East, Africa and Asia represented 12% and 11% of total contract receivables at July 31, 2016 and 2015, respectively, while the combined allowance for doubtful accounts and contract adjustments related to these projects represented 83% and 82%, respectively, of the total allowance for doubtful accounts and contract adjustments at those same period end dates. These allowance percentages highlight the Company's experience of heightened operating risks (i.e., political, regulatory and cultural risks) within these foreign regions in comparison with similar risks in the United States, Canada and South America. These heightened operating risks have resulted in increased collection risks and the Company expending resources that it may not recover for several months, or at all.

Allowance for Doubtful Accounts and Contract Adjustments

Activity within the allowance for doubtful accounts and contract adjustments is summarized in the following table.

	Fiscal Year Ended July 31, (in thousands)		
	2016	2015	2014
Balance at beginning of period	$5,954	$6,508	$5,969
Net increase (decrease) due to adjustments in the allowance for:			
Contract adjustments	(577)	(263)	474
Doubtful accounts	552	(291)	95
Transfer of reserves (to) from allowance for project disallowances	—	—	(30)
Balance at end of period	$5,929	$5,954	$6,508

During fiscal year 2016, the Company's Brazilian operations continued to be adversely affected by an economic downturn, the total scope and duration of which are uncertain. Management is monitoring any adverse trends or events that may impact the

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realizability of the recorded net book value of contract receivables from customers in Brazil. The Company recorded $0.8 million and $0.4 million of allowance for doubtful accounts at July 31, 2016 and 2015, respectively, related to the Company's Brazilian operations.

Results of Operations

We report segment information based on the geographic location of EEI and its principal operating subsidiaries. Management generally assesses operating performance and makes strategic decisions for the following groups of entities, each of which is deemed to be a business segment for financial reporting purposes:

- EEI and its subsidiaries located in the U.S.;
- Subsidiaries located in South America; and
- Other foreign subsidiaries

The following tables and commentary address our results of operations within these three business segments.

Revenue, net

Revenue, net and revenue, net less subcontract costs, by business entity, are summarized in the following table.

	Fiscal Year Ended July 31, (in thousands)		
	2016	2015	2014
Revenue, net, by business segment:			
EEI and its subsidiaries located in the U.S.	$83,095	$88,715	$85,456
Subsidiaries located in South America:			
Walsh Peru, S.A. Ingenieros y Cientificos Consultores ("Walsh Peru")	9,718	22,797	19,512
Gestion Ambiental Consultores S.A. ("GAC")	7,530	6,545	8,808
Ecology & Environment do Brasil, Ltda ("E&E Brasil")	5,009	8,010	13,811
Other	465	868	438
	$22,722	$38,220	$42,569
Other foreign subsidiaries	—	—	402
Total	$105,817	$126,935	$128,427
Revenue, net less subcontract costs, by business segment:			
EEI and its subsidiaries located in the U.S.	$69,724	$73,264	$73,764
Subsidiaries located in South America:			
Walsh Peru	6,675	16,447	14,116
GAC	6,237	5,849	6,958
E&E Brasil	4,235	7,353	12,014
Other	396	695	344
	17,543	30,344	33,432
Other foreign subsidiaries	—	—	402
Total	$87,267	$ 103,608	$107,598

Revenue, net less subcontract costs is a key performance measurement for our business. References to "revenue" in the following commentary refer to revenue, net less subcontract costs.

Fiscal Year 2016 Versus 2015

Revenue from EEI and its U.S. subsidiaries decreased 6% during fiscal year 2016. As described earlier in this Annual Report, EEI sold its investment in a majority owned Kentucky-based subsidiary in October 2015, which led to a $1.8 million reduction in revenue during fiscal year 2016. A lower selling rate per hour of service provided to our clients also contributed to lower revenue during fiscal year 2016, as EEI experienced a distinct shift of direct labor hours from commercial projects for which selling rates are openly negotiated from project to project, to government projects for which selling rates tend to be lower than commercial rates. In addition, competitive pricing pressure continues to have a negative impact on revenues for many of EEI's market sectors.

Global economic factors, such a depressed oil and commodities prices, had a negative impact on Walsh Peru's operations during fiscal year 2016. Walsh Peru's revenue decreased 57% during fiscal year 2016 due mainly to significantly reduced energy sector sales volume, as mining projects completed during fiscal year 2015 and early in fiscal year 2016 were not renewed or replaced. Peruvian results were also negatively impacted by a 10% decline in the average exchange rate for the Peruvian Sol in relation to the U.S. dollar.

GAC revenue increased 15% during fiscal year 2016, as higher transmission and renewable energy sector revenues were partially offset by a 12% decline in the average exchange rate for the Chilean Peso in relation to the U.S. dollar.

A broad economic downturn in Brazil continues to have a negative impact on our Brazilian operations and earnings. E&E Brasil revenues decreased 37% during fiscal year 2016, mainly due to generally lower energy transmission sector revenues and a 31% decline in the average exchange rate for the Brazilian Real in relation to the U.S. dollar.

Fiscal Year 2015 Versus 2014

Higher revenue from EEI and its U.S. subsidiaries resulted from higher Department of Defense and energy sector revenues, which was partially offset by lower government, commercial and mining sector revenues generally, and by the impact of a strategic decision to wind down existing asbestos remediation contracts and forego any new asbestos business.

Higher revenue from our Peruvian operations resulted from increased energy sector sales volume.

Lower GAC revenue was primarily due to lower mining sector revenues, as mining projects completed during fiscal years 2015 and 2014 were not renewed or replaced.

Lower E&E Brasil revenue was primarily due to lower sales volume in the energy transmission sector, as transmission projects completed during fiscal years 2015 and 2014 were not renewed or replaced. A weaker Brazilian economy and a weaker Real in relation to the U.S. dollar also contributed to the overall decrease in revenues.

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Direct Operating Expenses

The cost of professional services and other direct operating expenses represents labor and other direct costs of providing services to our clients under our project agreements. We refer to these expenses as "direct operating expenses." These costs, and fluctuations in these costs, generally correlate directly with related project work volumes and revenues. Direct operating expenses, by business entity, are summarized in the following table.

	Fiscal Year Ended July 31, (in thousands)		
	2016	2015	2014
EEI and its subsidiaries located in the U.S.	$30,363	$32,278	$30,731
Subsidiaries located in South America:			
Walsh Peru	2,829	6,921	6,374
GAC	3,339	3,820	5,133
E & E Brasil	2,772	4,037	6,503
Other	209	436	527
	9,149	15,214	18,537
Other foreign subsidiaries	—	8	181
Total direct operating expenses	$39,512	$47,500	$49,449

Fiscal Year 2016 Versus 2015

Total direct operating expenses decreased 17% during fiscal year 2016 compared with the prior year. With the exception of GAC's operations, lower direct expenses resulted directly from lower project revenue for each of our business segments. Our consolidated project revenue and related costs were generally lower in all of our business segments during fiscal year 2016. The sale of the Company's majority investment in a Kentucky-based subsidiary during the first quarter of fiscal year 2016 also contributed to lower direct operating expenses during fiscal year 2016.

Fiscal Year 2015 Versus 2014

Direct operating expenses decreased 4% during fiscal year 2015, as compared with the prior year. Lower project-related sales volumes and related costs in our Brazilian and Chilean operations were partially offset by higher project service levels and costs in our domestic and Peruvian operations.

Indirect Operating Expenses

Administrative and indirect operating expenses and marketing and related costs represent administrative and other operating costs not directly associated with the generation of revenue. We refer to these costs as "indirect operating expenses." Indirect operating expenses by business entity are summarized in the following table.

	Fiscal Year Ended July 31, (in thousands)		
	2016	2015	2014
EEI and its subsidiaries located in the U.S.	$34,130	$35,602	$42,102
Subsidiaries located in South America:			
Walsh Peru	3,505	4,896	4,430
GAC	1,647	1,294	1,377
E & E Brasil	2,923	3,841	4,946
Other	170	257	119
	8,245	10,288	10,872
Other foreign subsidiaries	95	1,147	1,506
Total indirect operating expenses	$42,470	$47,037	$54,480

EEI and its subsidiaries may, at the discretion of their respective Board of Directors, award incentive compensation to Directors, senior management and other employees in the form of cash bonuses. Cash bonus expense may vary significantly from year to year depending on company financial performance. The Company recorded $1.0 million, $2.8 million and $1.2 million of incentive compensation expense in indirect operating expenses during fiscal years 2016, 2015 and 2014, respectively, as a result of cash bonus awards.

In October 2015, EEI sold its majority interest in a Kentucky-based subsidiary. EEI recognized a loss on its investment in this subsidiary of approximately $0.4 million in administrative and indirect operating expenses during the fourth quarter of fiscal year 2015. Also during fiscal year 2015, management completed an assessment of goodwill recorded on the acquisition date of this subsidiary, and recorded $0.1 million of goodwill impairment loss in administrative and indirect operating expenses.

Fiscal Year 2016 Versus 2015

Excluding the effects of bonuses and sale of a subsidiary noted above, total indirect operating expenses decreased $2.4 million (6%) during fiscal year 2016, as compared with the prior fiscal year. With the exception of GAC in South America, indirect operating expenses generally decreased within all of our operating segments. During fiscal year 2016, management continued its critical review of indirect staffing levels and key administrative processes at EEI and all of its significant domestic and foreign subsidiaries, resulting in improved operating efficiency and cost reductions. The Company also realized a full year benefit of efficiencies and cost reductions initiated in prior fiscal years.

Fiscal Year 2015 Versus 2014

Excluding higher expenses associated with cash bonuses and the sale of ECSI noted above, indirect operating expenses decreased $9.5 million (18%) during fiscal year 2015. During fiscal year 2015, management continued its critical review of indirect staffing levels and key administrative processes at EEI and all of its significant domestic and foreign subsidiaries, resulting in improved operating efficiency and cost reductions. The Company also realized a full year benefit of efficiencies and cost reductions initiated in prior fiscal years.

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Depreciation and Amortization

Fiscal Year 2016 Versus 2015

Depreciation and amortization expense decreased $0.3 million (22%) during fiscal year 2016, primarily due to sale or wind-down of certain subsidiaries located in the U.S.

Fiscal Year 2015 Versus 2014

Depreciation and amortization expense decreased $2.7 million (65%) during fiscal year 2015, primarily due to lower amortization of the Company's principal operating software. The Company acquired and developed new operating system software during fiscal year 2014, and began utilizing the new software effective August 1, 2014 for its U.S. operations. The Company continued to utilize the previous software system through July 31, 2014, at which time the previous system was abandoned. As a result, amortization of software development costs capitalized for the previous system was accelerated so that the system was completely amortized by July 31, 2014. Total software amortization expense was $0.1 million and $2.7 million for fiscal years 2015 and 2014, respectively.

Income Taxes

The income tax provision (benefit) resulting from domestic and foreign operations is summarized in the following table.

	Fiscal Year Ended July 31, (in thousands)		
	2016	2015	2014
Income tax provision (benefit) from:			
Domestic operations	$ 2,158	$ 2,119	$ (802)
Foreign operations	1,601	1,650	1,145
Consolidated operations	$ 3,759	$ 3,769	$ 343
Consolidated effective tax rate from:			
Domestic operations	46.4%	67.8%	17.6%
Foreign operations	* %	31.3%	28.5%
Consolidated operations	86.1%	47.3%	(76.7)%

* *percentage based on minimal pre-tax income not meaningful.*

Fiscal Year 2016 Versus 2015

The consolidated effective tax rate increased to 86.1% for fiscal year 2016 from 47.3% for the prior year, primarily due to a higher tax rate for our South American operations. Despite a fiscal year 2016 operating loss, E&E Brasil recorded a significant tax provision for the year. Based on recent cumulative operating losses and other available evidence, management determined that it was more likely than not that $0.9 million of deferred tax assets recorded at October 31, 2015 will not be realized. As a result, E&E Brasil recorded a valuation allowance of $0.9 million as a reduction of deferred tax assets on the consolidated balance sheets and as an addition to income tax expense on the consolidated statements of operations. In addition, operating losses were incurred by E&E Brazil during fiscal year 2016 for which no tax benefit was recognized in the Company's consolidated tax provision. During the previous year, the Company realized a tax benefit for operating losses in Brazil.

Other discrete tax provision items recorded by Walsh Peru and GAC were offset by lower dividends repatriated to the U.S. from South American operations during fiscal year 2016.

Fiscal Year 2015 Versus 2014

The consolidated effective tax rate increased to 47.3% for fiscal year 2016 from (76.7)% for the prior year, primarily due to higher taxable income from U.S. operations, which increased to income of $3.5 million for fiscal year 2015 from a loss of $4.3 million for the prior year. Higher foreign sourced taxable income and higher book to tax differences from U.S. and foreign sources also contributed to the overall increase in tax provision for fiscal year 2015.

Recent Accounting Pronouncements

A summary of recent accounting pronouncements is provided in the consolidated financial statements included in Item 8 of this Annual Report.

Critical Accounting Policies

The preceding discussion and analysis of financial condition and results of operating results are based on our consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States. The significant accounting policies used in the preparation of our consolidated financial statements are more fully described in the consolidated financial statements included in this Annual Report.

Many of our significant accounting policies require complex judgments to estimate values of assets and liabilities. In making these judgments, management must make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Because changes in such estimates and assumptions could significantly affect our reported financial position and results of operations, detailed policies and control procedures have been established to ensure that valuation methods, including judgments made as part of such methods, are well controlled, independently reviewed, and are applied consistently from period to period.

On an on-going basis, we evaluate our estimates to ensure that they are based on assumptions that we believe to be reasonable under current circumstances. Our actual results may differ from these estimates and assumptions.

Of the significant policies used to prepare our consolidated financial statements, the items discussed below require critical accounting estimates involving a high degree of judgment and complexity. For all of these critical policies, we caution that future events rarely develop exactly as forecasted, and the best estimates routinely require adjustment. This information should be read in conjunction with our consolidated financial statements included herein.

Revenue Recognition

Substantially all of the Company's revenue is derived from environmental consulting work, which is principally derived from the sale of labor hours. Revenues reflected in the Company's consolidated statements of operations represent services rendered for which the Company maintains a primary contractual relationship with its customers. Included in revenues are certain services outside the Company's normal operations which the Company has elected to subcontract to other contractors. Sales

8

and cost of sales at our South American subsidiaries exclude tax assessments by governmental authorities, which are collected from clients and then remitted to governmental authorities.

The consulting work is performed under a mix of fixed price, cost-type, and time and material contracts. Contracts are required from all customers. Revenue is recognized as follows:

Contract Type	Work Type	Revenue Recognition Policy
Time and Materials	Consulting	As incurred at contract rates.
Fixed Price	Consulting	Percentage of completion, approximating the ratio of either total costs or Level of Effort (LOE) hours incurred to date to total estimated costs or LOE hours.
Cost-plus	Consulting	Costs as incurred plus fees. Fees are recognized as revenue using percentage of completion determined by the percentage of LOE hours incurred to total LOE hours in the respective contracts.

Revenue, net associated with these contract types is summarized in the following table.

	Twelve Months Ended July 31, (in thousands)		
	2016	2015	2014
Time and materials	$ 52,741	$ 61,444	$ 69,137
Fixed price	40,951	55,108	50,078
Cost-plus	12,125	10,383	9,212
Total revenue	$ 105,817	$126,935	$128,427

Time and material contracts are accounted for over the period of performance, in proportion to the costs of performance, predominately based on labor hours incurred. Time and materials contracts generally represent the time spent by our professional staff at stated or negotiated billing rates, plus materials used during project work. Many time and materials contracts contain "not to exceed" provisions that effectively cap the amount of revenue that we can bill to the client. In order to record revenue that exceeds the billing cap, we must obtain written approval from the client for expanded scope or increased pricing.

Fixed price contracts are accounted for using the percentage-of-completion method, wherein revenue is recognized as project progress occurs. Fixed-price contracts generally present the highest level of financial and performance risk, but often also provide the highest potential financial returns.

Cost-plus contracts provide for payment of allowable incurred costs, to the extent prescribed in the contract, plus fees that we record as revenue. These contracts establish an estimate of total cost and an invoicing ceiling that the contractor may not exceed without the approval of the client. Cost-plus contracts present a lower risk, but generally provide lower returns and often include more onerous terms and conditions.

Our project management teams continuously monitor the budgets, costs to date and estimated costs to complete project work. If the estimated cost at completion for any contract indicates that a loss will be incurred, the entire estimated loss is charged to operations as a reduction of revenue in the period the loss becomes evident.

The percentage of completion revenue recognition method requires the use of estimates and judgment regarding a project's expected revenues, costs and the extent of progress towards completion. We have a history of making reasonably dependable estimates of the extent of progress towards completion, contract revenue and contract completion costs. However, due to uncertainties inherent in the estimation process, actual completion costs may vary significantly from estimates.

Most of our percentage-of-completion projects follow a method which approximates the "cost-to-cost" method of determining the percentage of completion. Under the cost-to-cost method, we make periodic estimates of our progress towards project completion by analyzing costs incurred to date, plus an estimate of the amount of costs that we expect to incur until the completion of the project. Revenue is then calculated on a cumulative basis (project-to-date) as the total contract value multiplied by the current percentage-of-completion. The revenue for the current period is calculated as cumulative revenues less project revenues already recognized. The recognition of revenues and profit is dependent upon a variety of estimates which can be difficult to accurately determine until a project is significantly underway.

For projects where the cost-to-cost method does not appropriately reflect the progress on the projects, we use alternative methods such as actual labor hours, for measuring progress on the project and recognize revenue accordingly. For instance, in a project where a large amount of equipment is purchased or an extensive amount of mobilization is involved, including these costs in calculating the percentage-of-completion may overstate the actual progress on the project. For these types of projects, actual labor hours spent on the project may be a more appropriate measure of the progress on the project.

Our contracts with the U.S. government contain provisions requiring compliance with the Federal Acquisition Regulation ("FAR"), and the Cost Accounting Standards ("CAS"). These regulations are generally applicable to all of our federal government contracts and are partially or fully incorporated in many local and state agency contracts. They limit the recovery of certain specified indirect costs on contracts subject to the FAR. Cost-plus contracts covered by the FAR provide for upward or downward adjustments if actual recoverable costs differ from the estimate billed. Most of our federal government contracts are subject to termination at the convenience of the client. Contracts typically provide for reimbursement of costs incurred and payment of fees earned through the date of such termination.

Federal government contracts are subject to the FAR and some state and local governmental agencies require audits, which are performed for the most part by the Defense Contract Audit Agency ("DCAA"). The DCAA audits overhead rates, cost proposals, incurred government contract costs, and internal control systems. During the course of its audits, the DCAA may question incurred costs if it believes we have accounted for such costs in a manner inconsistent with the requirements of the FAR or CAS and recommend that our U.S. government financial administrative contracting officer disallow such costs. Historically, we have not experienced significant disallowed costs as a result of such audits. However, we can provide no assurance that such audits will not result in material disallowances of incurred costs in the future.

9

We maintain an allowance for project disallowances in other accrued liabilities for potential cost disallowances resulting from government audits and project close-outs. Government audits have been completed and final rates have been negotiated for fiscal years through 2010. We have estimated our exposure based on completed audits, historical experience and discussions with the government auditors. If these estimates or their related assumptions change, we may be required to adjust our recorded allowance for project disallowances.

Allowance for Doubtful Accounts and Contract Adjustments

We reduce our contract receivables by recording an allowance for doubtful accounts for estimated credit losses resulting from a client’s inability or unwillingness to pay valid obligations to us. The resulting provision for bad debts is recorded within administrative and indirect operating expenses on the consolidated statements of operations. The likelihood that the client will pay is based on the judgment of those closest to the related project and the client. At a minimum, management considers the following factors to determine the collectability of contract receivables for any specific project:

client acknowledgment of amount owed to us;

client liquidity/ability to pay;

historical experience with collections from the client;

amount of time elapsed since last payment; and

economic, geopolitical and cultural considerations for the home country of the client.

We recognize that there is a high degree of subjectivity and imprecision inherent in the process of estimating future credit losses that are based on historical trends and client data. As a result, actual credit losses can differ from these estimates. We also reduce contract receivables by establishing an allowance for contract adjustments related to revenues that are deemed to be unrealizable, or that may become unrealizable in the future. Management reviews contract receivables and determines allowances amounts based on:

our operating performance related to the adequacy of the services performed under the contract;

the status of change orders and claims;

our historical experience with the client for settling change orders and claims; and

economic, geopolitical and cultural considerations for the home country of the client.

Because of the high degree of subjectivity and imprecision inherent in the process of estimating allowances that are based on historical trends and client data, actual contract losses can differ from these estimates.

Income Taxes

We operate within multiple tax jurisdictions in the United States and in foreign countries. The calculations of income tax expense or benefit and related balance sheet amounts involve a high degree of management judgment regarding estimates of the timing and probability of recognition of revenue and deductions. The interpretation of tax laws involves uncertainty, since tax authorities may interpret laws differently than we do. We are subject to audit in all of our tax jurisdictions, which may involve complex issues and may require an extended period of time to resolve. Ultimate resolution of tax matters may result in favorable or unfavorable impacts to our net income and/or cash flows. In management’s opinion, adequate reserves have been recorded for any future taxes that may be owed as a result of examination by any taxing authority.

A tax position is a position in a previously filed tax return or a position expected to be taken in a future tax filing that is reflected in measuring current or deferred income tax assets and liabilities. Tax positions shall be recognized only when it is more likely than not (likelihood of greater than 50%), based on technical merits, that the position will be sustained.    Tax positions that meet the more likely than not threshold should be measured using a probability weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. We recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in administrative and indirect operating expenses. Whether the more-likely-than-not recognition threshold is met for a tax position, is a matter of judgment based on the individual facts and circumstances of that position evaluated in light of all available evidence. Based on available evidence, management has estimated that uncertain tax positions were less than $0.1 million at July 31, 2016 and 2015.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes using enacted tax rates expected to be in effect for the year in which the temporary differences are expected to reverse. Our policy is to establish a valuation allowance if it is “more likely than not” that the related tax benefits will not be realized. At July 31, 2016 and 2015, we determined based on available evidence, including historical financial results for the last three years and forecasts of future results, that it is “more likely than not” that a portion of these items may not be recoverable in the future. Accordingly, we maintain total valuation allowances of $2.3 million and $0.6 million as a reduction of deferred tax assets at July 31, 2016 and 2015, respectively.

The valuation allowance related to deferred tax assets is considered to be a critical estimate because, in assessing the likelihood of realization of deferred tax assets, management considers taxable income trends and forecasts. Actual income taxes expensed and/ or paid could vary from estimated amounts due to the impacts of various factors, including:

changes to tax laws enacted by taxing authorities;

final review of filed tax returns by taxing authorities; and

actual financial condition and results of operations for future periods that could differ from forecasted amounts.

Inflation

During the fiscal years ended July 31, 2016, 2015 and 2014, inflation did not have a material impact on our business because a significant amount of our contracts are either cost based or contain commercial rates for services that are adjusted annually.

Off-Balance Sheet Arrangements

We had outstanding letters of credit drawn under our letters of credit to support operations of $2.2 million and $1.1 million at July 31, 2016 and 2015, respectively. Other than these letters of credit, we did not have any off-balance sheet arrangements as of July 31, 2016 or 2015.

Principal Market for the Company's Common Equity and Related Stockholder Matters

The Company's Class A Common Stock is listed on NASDAQ. There is no separate market for the Company's Class B Common Stock. Quarterly high and low prices for the Company's Class A Common Stock, as reported by NASDAQ, are summarized in the following table.

As of September 30, 2016, 3,000,956 shares of the Company's Class A Common Stock were outstanding and there were 296 holders of record of the Company's Class A Common Stock. We estimate that the Company has a significantly greater number of Class A Common Stock shareholders because a substantial number of the Company's shares are held in street name.

As of September 30, 2016, 1,293,146 shares of the Company's Class B Common Stock were outstanding and there were 52 holders of record of the Class B Common Stock.

Including the fiscal year ended July 31, 2016, the Company has declared semi-annual dividends for 30 consecutive years. The Company declared dividends totaling $0.44, $0.48 and $0.48 per common share during the fiscal years ended July 31, 2016, 2015 and 2014, respectively.

Fiscal Year Ended July 31, 2016	High	Low
First Quarter (August 1, 2015 - October 31, 2015)	$11.99	$10.25
Second Quarter (November 1, 2015 - January 31, 2016)	11.53	8.51
Third Quarter (February 1, 2016 - April 30, 2016)	11.19	9.21
Fourth Quarter (May 1, 2016 - July 31, 2016)	11.20	9.70

Fiscal Year Ended July 31, 2015	High	Low
First Quarter (August 1, 2014 - October 31, 2014)	$10.72	$9.42
Second Quarter (November 1, 2014 - January 31, 2015)	11.34	8.35
Third Quarter (February 1, 2015 - April 30, 2015)	10.79	8.28
Fourth Quarter (May 1, 2015 - July 31, 2015)	11.40	8.66



Photo credit: Capitol Reef National Park, by Paul Fuhrmann, Restoration Specialist

11

Annual Report on Form 10-K

The information included within this Annual Report, including the audited financial statements that follow, is for the general information of the Company’s shareholders. It is not intended to be used in connection with any sale or purchase of securities. Additional information regarding the Company’s financial position and results of operations may be obtained from the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 15, 2016.

The Company’s Securities and Exchange Commission filings may be obtained without charge by accessing the Investor Relations section of the Company’s website at http://ene.com/investor-relations, at http://sec.gov or by sending a written request to:

Mr. H. John Mye III, Chief Financial Officer

Ecology and Environment, Inc.

368 Pleasant View Drive

Lancaster, NY 14086-1397

Audited Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Ecology and Environment, Inc.

We have audited the accompanying consolidated balance sheet of Ecology and Environment, Inc. as of July 31, 2016, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for the year ended July 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ecology and Environment, Inc. at July 31, 2016, and the consolidated results of its operations and its cash flows for year ended July 31, 2016, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of presenting deferred tax assets and liabilities in the consolidated balance sheet as a result of the adoption of the amendments to the FASB Accounting Standards Codification resulting from Accounting Standards Update No. 2015-17, “Balance Sheet Classification of Deferred Taxes,” (“2015-17”) effective November 1, 2015, and elected to adopt the guidance retrospectively.

We also have audited the change in presentation of deferred tax assets and liabilities in the consolidated balance sheet as of July 31, 2015 as a result of the adoption of 2015-17, as discussed in Note 2 to the consolidated financial statements. In our opinion, the changes are appropriate and have been properly presented. We were not engaged to audit, review, or apply any procedures to the 2015 consolidated financial statements of the Company other than with respect to the change in presentation and, accordingly, we do not express an opinion or any other form of assurance on the 2015 consolidated financial statements taken as a whole.

November 15, 2016

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Ecology and Environment, Inc.

We have audited, before the effects of the adjustments to retrospectively apply the change in accounting described in Note 2, the accompanying consolidated balance sheet of Ecology and Environment, Inc. and its subsidiaries (collectively, the Company) as of July 31, 2015, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended July 31, 2015. (The 2015 consolidated financial statements before the effects of the adjustments discussed in Note 2 are not presented herein.) The 2015 financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2015 consolidated financial statements, before the effects of the adjustments to retrospectively apply the change in accounting described in Note 2, and the 2014 consolidated statements of operations, changes in shareholders’ equity and cash flows, present fairly, in all material respects, the financial position of the Company as of July 31, 2015, and the results of its operations and its cash flows for each of the years in the two-year period ended July 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the change in accounting described in Note 2 and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied.    Those adjustments were audited by Ernst and Young LLP.

Pittsburgh, Pennsylvania October 29, 2015

Photo credit: Ruddy Turnstone, by Greg Coniglio, GIS Programmer/Analyst

Consolidated Balance Sheets

Balance at July 31,

(amounts in thousands, except share data)

2016    2015

Assets

Current assets:

Cash and cash equivalents    $ 10,062 $8,703

Investment securities available for sale    1,598 1,434

Contract receivables, net of allowance for doubtful accounts and

contract adjustments of $5,929 and $5,954, respectively    34,319 42,866

Income tax receivable    916 297

Other current assets    2,104 1,331

Total current assets    48,999 54,631

Property, buildings and equipment, net of accumulated depreciation of

$18,324 and $23,438 respectively    6,094 7,114

Deferred income taxes    2,650 4,812

Other assets    1,769 1,932

Total assets    $ 59,512 $ 68,489

Liabilities and Shareholders’ Equity

Current liabilities:

Accounts payable    $ 6,874 $ 10,410

Line of credit    312 672

Accrued payroll costs    6,590 8,688

Current portion of long-term debt and capital lease obligations    240 551

Billings in excess of revenue    3,297 2,618

Other accrued liabilities    3,445 3,931

Total current liabilities    20,758 26,870

Income taxes payable    107 107

Deferred income taxes    525 632

Long-term debt and capital lease obligations    217 395

Commitments and contingencies (Note 19)    — —

Shareholders’ equity:

Preferred stock, par value $.01 per share

(2,000,000 shares authorized; no shares issued)    — —

Class A common stock, par value $.01 per share

(6,000,000 shares authorized; 3,035,778 and 3,023,206 shares issued)    30 30

Class B common stock, par value $.01 per share;

(10,000,000 shares authorized; 1,357,947 and 1,370,519 shares issued)    14 14

Capital in excess of par value    16,606 16,575

Retained earnings    22,237 23,246

Accumulated other comprehensive loss    (2,143) (1,726)

Treasury stock, at cost (Class A common: 39,272 and 42,245 shares;

Class B common: 64,801 shares)    (1,172) (1,224)

Total Ecology and Environment, Inc., shareholders’ equity    35,572 36,915

Noncontrolling interests    2,333 3,570

Total shareholders’ equity    37,905 40,485

Total liabilities and shareholders’ equity    $ 59,512 $ 68,489

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Operations

Fiscal Year Ended July 31,

(amounts in thousands, except share data)

201620152014

Revenue, net    $105,817$126,935$128,427

Cost of professional services and other direct operating expenses     39,51247,50049,449

Subcontract costs     18,55023,32720,829

Administrative and indirect operating expenses     31,16935,60441,464

Marketing and related costs     11,30111,43313,016

Depreciation and amortization     1,1431,4674,176

Income (loss) from operations     4,1427,604(507)

Interest income     8385154

Interest expense     (156)(116)(150)

Gain on Insurance Settlement     358——

Gain on sale of assets and investment securities     (135)18613

Net foreign exchange gain (loss)     44134(25)

Other income     317668

Income (loss) before income tax provision     4,3677,969(447)

Income tax provision     3,7593,769343

Net income (loss)    $608$4,200$(790)

Net loss (income) attributable to the noncontrolling interest     278(804)(593)

Net income (loss) attributable to Ecology and Environment, Inc.    $886$3,396$(1,383)

Net income (loss) per common share: basic and diluted    $0.21$0.79$(0.32)

Weighted average common shares outstanding: basic and diluted     4,289,9934,287,7754,283,984

The accompanying notes are an integral part of these consolidated financial statements.

Photo credit: Grand Teton National Park, by Janice Gardner, Wildlife Biologist

Consolidated Statements of Comprehensive Income (Loss)

Fiscal Year Ended July 31,

(amounts in thousands)

2016    20152014

Net income (loss) including noncontrolling interests    $ 608 $4,200$ (790)

Foreign currency translation adjustments    (557) (2,152)(298)

Unrealized investment gains, net    21 (4)1

Comprehensive income (loss)    72 2,044(1,087)

Comprehensive loss (income) attributable to noncontrolling interests    397 (192)(458)

Comprehensive income (loss) attributable to Ecology and Environment, Inc.    $ 469 $1,852$ (1,545)

The accompanying notes are an integral part of these consolidated financial statements.

Photo credit: 12 Apostles National Park, by Matthew Gelb, Environmental Specialist

Consolidated Statements of Cash Flows

Fiscal Year Ended July 31,

(amounts in thousands)

201620152014

Cash flows from operating activities:

Net income    $608$4,200$(790)

Adjustments to reconcile net income to net cash provided by operating activities:

Impairment of long-lived assets     375——

Impairment of goodwill     —104—

Impairment of investment in ECSI     —355—

Depreciation and amortization     1,1431,4674,176

Deferred income tax benefit     1,6971,154(818)

Share based compensation expense     3759353

Tax impact of share-based compensation     —(92)(32)

Loss (gain) on sale of assets and investment securities     135(186)(13)

Net provision for (recovery of ) contract adjustments and doubtful accounts     (910)(413)174

Net bad debt (recovery) expense     453(326)90

Decrease (increase) in:

- contract receivables     7,394(934)1,855

- other current assets     (400)(440)192

- income tax receivable     (329)2703,247

- other non-current assets     424829

(Decrease) increase in:

- accounts payable     (3,157)1,05224

- accrued payroll costs     (1,909)1,805630

- income taxes payable     40132(41)

- billings in excess of revenue     607(1,909)(1,419)

- other accrued liabilities     (29)202446

Net cash provided by operating activities     5,7976,5488,103

Cash flows from investing activities:

Acquisition of noncontrolling interest of subsidiaries     —(50)(689)

Proceeds from sale of subsidiary     150——

Purchase of property, building and equipment     (722)(735)(1,965)

Proceeds from sale of property, building and equipment     5255—

Proceeds from maturity of investments     26——

Purchase of investment securities     (154)(33)53

Net cash used in investing activities     (695)(563)(2,601)

Cash flows from financing activities:

Dividends paid     (2,066)(2,066)(2,054)

Proceeds from debt     6384544

Repayment of debt     (547)(753)(710)

Net (repayments of) borrowings under lines of credit     (380)(870)(4,956)

Distributions to noncontrolling interests     (530)(537)(665)

Purchase of treasury stock     ——(173)

Net cash used in financing activities     (3,517)(3,842)(8,014)

Effect of exchange rate changes on cash and cash equivalents     (226)(329)(43)

Net increase (decrease) in cash and cash equivalents     1,3591,814(2,555)

Cash and cash equivalents at beginning of period     8,7036,8899,444

Cash and cash equivalents at end of period    $10,062$8,703$6,889

Supplemental disclosure of cash flow information:

Cash paid (received) during the period for:

- Interest    $151$110$146

- Income Taxes     2,7421,542(2,303)

Supplemental disclosure of non-cash items:

Dividends declared and not paid     8611,0331,033

Acquistion of noncontrolling interest of subsidiaries (loans receivable and stock)     —2331,073

Sale of subsidiary (loans receivable)     75——

Proceeds from capital lease obligations     6932243

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity

(amounts in thousands, except share data)

	Class	Common Stock Shares	Common Stock Amount	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Treasury Stock Shares	Treasury Stock Amount	Noncontrolling Interests
Balance at July 31, 2013	A	2,685,151	$27	$20,017	$25,366	$ (85)	143,911	$(1,798)	$3,095
	B	1,708,574	$17						
Net (loss) income		—	—	—	(1,383)	—	—	—	592
Foreign currency translation adjustment		—	—	—	—	(164)	—	—	(133)
Cash dividends declared ($0.48 per share)		—	—	—	(2,066)	—	—	—	—
Unrealized investment gain, net		—	—	—	—	2	—	—	—
Repurchase of Class A common stock		—	—	—	—	—	16,091	(173)	—
Issuance of stock under stock award plan		—	—	(194)	—	—	(16,387)	194	—
Share-based compensation expense		—	—	353	—	—	—	—	—
Tax impact of share based compensation		—	—	(32)	—	—	—	—	—
Distributions to noncontrolling interests		—	—	—	—	—	—	—	(665)
Reclassification adjustment for prior period acquisitions of noncontrolling interests		—	—	(2,414)	—	—	—	—	2,382
Purchase of additional noncontrolling interests		—	—	(606)	—	64	(44,260)	553	(1,157)
Stock award plan forfeitures		—	—	—	—	—	5,999	—	—
Balance at July 31, 2014	A	2,685,151	$27	$17,124	$21,917	$ (183)	105,354	$(1,224)	$4,114
	B	1,708,574	$17						
Net income		—	—	—	(3,396)	—	—	—	804
Foreign currency translation adjustment		—	—	—	—	(1,540)	—	—	(611)
Cash dividends declared ($0.48 per share)		—	—	—	(2,067)	—	—	—	—
Unrealized investment loss, net		—	—	—	—	(3)	—	—	—
Conversion of Class B common stock to Class A common stock	A	338,055	3	—	—	—	—	—	—
	B	(338,055)	(3)						
Share-based compensation expense		—	—	59	—	—	—	—	—
Tax impact of share-based compensation		—	—	(92)	—	—	—	—	—
Tax impact of noncontrolling interests		—	—	(428)	—	—	—	—	—
Distributions to noncontrolling interests		—	—	—	—	—	—	—	(537)
Purchase of additional noncontrolling interests		—	—	(88)	—	—	—	—	(200)
Stock award plan forfeitures		—	—	—	—	—	1,692	—	—
Balance at July 31, 2015	A	3,023,206	$30	$16,575	$23,246	$ (1,726)	107,046	$(1,224)	$3,570
	B	1,370,519	$14						
Net Income		—	—	—	887	—	—	—	(278)
Foreign currency translation adjustment		—	—	—	—	(438)	—	—	(119)
Cash dividends declared ($0.44 per share)		—	—	—	(1,895)	—	—	—	—
Unrealized investment gains, net		—	—	—	—	21	—	—	—
Conversion of Class B common stock to Class A common stock	A	12,572	—	—	—	—	—	—	—
	B	(12,572)	—						
Issuance of stock under stock award plan		—	—	(6)	—	—	(4,533)	52	—
Share-based compensation expense		—	—	37	—	—	—	—	—
Distributions to noncontrolling interests		—	—	—	—	—	—	—	(530)
Sale of majority-owned subsidiary		—	—	—	—	—	—	—	(310)
Stock award plan forfeitures		—	—	—	—	—	1,560	—	—
Balance at July 31, 2016	A	3,035,778	$30	$16,606	$22,238	$(2,143)	104,073	$(1,172)	$2,333
	B	1,357,947	$14						

The accompanying notes are an integral part of these consolidated financial statements.

18

Notes to Consolidated Financial Statements

1. Organization and Basis of Presentation

Ecology and Environment, Inc., (“EEI” or the “Parent Company”) was incorporated in 1970 as a global broad-based environmental consulting firm whose underlying philosophy is to provide professional services worldwide so that sustainable economic and human development may proceed with acceptable impact on the environment. Together with its subsidiaries (collectively, the “Company”), EEI has direct and indirect ownership in 7 active wholly-owned and majority-owned operating subsidiaries in 5 countries. The Company’s staff is comprised of individuals representing more than 80 scientific, engineering, health, and social disciplines working together in multidisciplinary teams to provide innovative environmental solutions. The Company has completed thousands of projects for a wide variety of clients in more than 120 countries, providing environmental solutions in nearly every ecosystem on the planet.

The consolidated financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission and in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of such information. All such adjustments are of a normal recurring nature. Certain prior year amounts were reclassified to conform to the consolidated financial statement presentation for fiscal year ended July 31, 2016.

2. Recent Accounting Pronouncements

Accounting Pronouncements Adopted During the Fiscal Year Ended July 31, 2016

In November 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-17, Income Taxes (Topic 740) – Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). ASU 2015-17 requires entities to classify deferred tax liabilities and assets as noncurrent in a classified balance sheet. This differs from current U.S. GAAP which requires that deferred income tax liabilities and assets be separated into current and noncurrent amounts in a classified balance sheet. The amendments in ASU 2015-17 are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Earlier application is permitted as of the beginning of an interim or annual reporting period. ASU 2015-17 may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company adopted the provisions of ASU 2015-17 effective November 1, 2015, and elected to adopt the guidance retrospectively. As a result of adopting ASU 2015-17, deferred tax assets of $3.9 million were reclassified from current assets to non-current assets on the consolidated balance sheet at July 31, 2015. Refer to Note 12 of these consolidated financial statements for disclosures regarding deferred tax assets and liabilities.

Accounting Pronouncements Not Yet Adopted as of July 31, 2016

In September 2015, FASB issued ASU No. 2015-16, Business Combinations (Topic 805) – Simplifying the Accounting for Measurement-Period Adjustments (“ASU 2015-16”). ASU 2015-

16 requires an acquirer to recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. In addition, the amendments in ASU 2015-16 require an acquirer to record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. The amendments in ASU 2015-16 also require an entity to present separately on the face of the income statement, or disclose in the notes to the financial statements, the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized at the acquisition date. The amendments in ASU 2015-16 are effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years, and are to be applied prospectively to adjustments to provisional amounts that occur after the effective date. Earlier application is permitted for financial statements that have not yet been made available for issuance. The Company adopted the provisions of ASU 2015-16 effective August 1, 2016. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2015, FASB issued ASU No. 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities that Calculate Net Asset Value Per Share (Or its Equivalent) (“ASU 2015-07”). ASU 2015-07 removes the requirements to: 1) categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per practical expedient; and 2) make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share practical expedient. The amendments in ASU 2015-07 are effective for public entities for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. The amendment is required to be applied retrospectively and early adoption is permitted. The Company adopted ASU 2015-07 effective August

1, 2016. Other than the changes to disclosures noted above, the adoption of ASU 2015-07 is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2014, FASB issued ASU No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40) (“ASU 2014-15”). ASU 2014-15 requires an entity’s management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). ASU 2014-15 provides guidance for management’s evaluation, including guidance regarding when substantial doubt about an entity’s ability to continue as a going concern exists, and when such doubt may be alleviated by management’s plans that are intended to mitigate those relevant conditions or events. ASU 2014-15 also provides guidance regarding appropriate financial statement disclosures regarding conditions or events that raised substantial doubt about the entity’s ability to continue as a going concern, management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations, and management’s plans that are intended to mitigate those conditions or events. The provisions of ASU 2014-15 are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Earlier application is permitted. The Company adopted ASU 2014-15 effective August 1, 2016. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In March 2016, FASB issued ASU No. 2016-09, Compensation – Stock Compensation (Topic 718) – Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). The objective of ASU 2016-09 is to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The amendments in ASU 2016-09 are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Early adoption is permitted in any interim or annual period, subject to transition requirements. The Company intends to adopt the provisions of ASU 2016-09 effective August 1, 2017. Management is currently assessing the provisions of ASU 2016-09 and has not yet estimated its impact on the Company’s consolidated financial statements.

In May 2014, FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 is the result of a joint project of FASB and the International Accounting Standards Board to clarify the principles for recognizing revenue and to develop a common revenue standard for use in the U.S and internationally. ASU 2014-09 supersedes the revenue recognition requirements in Topic 605 of FASB’s Accounting Standards Codification (the “Codification”) and most industry-specific guidance throughout the Industry Topics of the Codification. ASU 2014-09 enhances comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets, reduces the number of requirements an entity must consider for recognizing revenue, and requires improved disclosures to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue that is recognized.

ASU 2014-09 was to be effective for annual reporting periods beginning after December 15, 2016, including interim periods within the annual reporting period. In August 2015, FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606), Deferral of the Effective Date (“ASU 2015-14”). The amendments in ASU 2015-14 defer the effective date of ASU 2014-09 for all entities by one year. The Company intends to adopt the provisions of ASU 2014-09 effective August 1, 2018.

During the year ended July 31, 2016, FASB issued four additional ASUs that provide clarification for specific aspects of ASU 2014-09. The effective dates and transition requirements for these ASUs are the same as the effective dates and transition requirements included in ASU 2014-09 and ASU 2015-14.

ASU 2014-09 requires retrospective application by either restating each prior period presented in the financial statements, or by recording the cumulative effect on prior reporting periods to beginning retained earnings in the year that the standard becomes effective. Management is currently assessing the provisions of ASU 2014-09 and has not yet estimated its impact or selected a transition method.

In January 2016, FASB issued ASU No. 2016-01, Financial Instruments – Overall (Subtopic 825-10) – Recognition and

Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). The amendments included in this update make targeted improvements to U.S. GAAP. Entities are required to apply the amendments included in ASU 2016-01 by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values (including disclosure requirements) should be applied prospectively to equity investments that exist as of the date of adoption. For public entities, the amendments included in ASU 2016-01 are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company intends to adopt the provisions of ASU 2016-01 effective August

1, 2018. Management is currently assessing the provisions of ASU

2016-01 and has not yet estimated its impact on the Company’s consolidated financial statements.

In August 2016, FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230) – Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). The amendments included in this update provide guidance regarding eight specific cash flow classification issues that are not specifically addressed in previous U.S. GAAP. For public entities, the amendments included in ASU 2016-01 are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company intends to adopt the provisions of ASU 2016-01 effective August 1, 2018. Management is currently assessing the provisions of ASU 2016-15 and has not yet estimated its impact on the Company’s consolidated financial statements.

In March 2016, FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 requires lessees to recognize the assets and liabilities that arise from most leases. The main difference between previous U.S. GAAP and ASU 2016-02 is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous U.S. GAAP. For lessors, the guidance included in ASU 2016-02 modifies the classification criteria and the accounting for sales-type and direct financing leases. ASU 2016-02 provides specific guidance for determining whether a contractual arrangement contains a lease, lease classification by lessees and lessors, initial and subsequent measurement of leases by lessees and lessors, sale and leaseback transactions, transition, and financial statement disclosures. ASU 2016-02 requires entities to use a modified retrospective approach to apply its guidance, and includes a number of optional practical expedients that entities may elect to apply. For public entities, the amendments included in ASU 2016-02 are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company intends to adopt the provisions of ASU 2016-02 effective August 1, 2019. Early adoption of the amendments included in ASU 2016-02 is permitted. Management is currently assessing the provisions of ASU 2016-02 and has not yet estimated its impact on the Company’s consolidated financial statements.

In June 2016, FASB issued ASU No. 2016-13, Financial Instruments

– Credit Losses (Topic 326) (“ASU 2016-13”). The amendments included in this update affect entities holding financial assets, including trade receivables and investment securities available for sale, that are not accounted for at fair value through net income. ASU 2016-13 requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments included in this update also provide guidance for measurement of expected credit losses and for presentation of increases or decreases of expected credit losses on the statement of operations. For public entities, the amendments included in ASU 2016-13 are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company intends to adopt the provisions of ASU 2016-01 effective August

1, 2020. Management is currently assessing the provisions of ASU

2016-15 and has not yet estimated its impact on the Company’s consolidated financial statements.

3. Summary of Significant Accounting Policies

Consolidation

The consolidated financial statements include the accounts of the EEI and its wholly owned and majority owned subsidiaries. All intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions as of the date of the financial statements, which affect the reported values of assets and liabilities and revenues and expenses and disclosures of contingent assets and liabilities. Actual results may differ from those estimates.

Investment Securities Available for Sale

Investment securities available for sale are stated at fair value. Unrealized gains or losses related to investment securities available for sale are recorded in accumulated other comprehensive income, net of applicable income taxes in the accompanying condensed consolidated balance sheets and condensed consolidated statements of changes in shareholders’ equity. The cost basis of securities sold is based on the specific identification method. Reclassification adjustments out of accumulated other comprehensive income resulting from disposition of investment securities available for sale are included within other income (expense) in the condensed consolidated statements of operations.

Investment securities available for sale include mutual funds that are valued at the net asset value (“NAV”) of shares held by the Company at period end. Mutual funds held by the Company are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily NAV and to transact at that price. The mutual funds held by the Company are deemed to be actively traded.

Refer to Note 6 of these consolidated financial statements for additional disclosures regarding the Company’s investment securities available for sale.

Revenue Recognition and Contract Receivables, Net

Substantially all of the Company’s revenue is derived from environmental consulting work, which is principally derived from the sale of labor hours. The consulting work is performed under a mix of fixed price, cost-type, and time and material contracts. Contracts are required from all customers. Revenue is recognized as follows:

Contract Type    Work Type Revenue Recognition Policy

Time and    Consulting As incurred at contract rates.

Materials

Fixed Price    Consulting Percentage of completion,

approximating the ratio of either total

costs or Level of Effort (LOE) hours

incurred to date to total estimated

costs or LOE hours.

Cost-plus    Consulting Costs as incurred plus fees. Fees

are recognized as revenue using

percentage of completion determined

by the percentage of LOE hours

incurred to total LOE hours in the

respective contracts.

Revenues reflected in the Company’s consolidated statements of operations represent services rendered for which the Company maintains a primary contractual relationship with its customers. Included in revenues are certain services outside the Company’s normal operations which the Company has elected to subcontract to other contractors.

Time and material contracts are accounted for over the period of performance, in proportion to the costs of performance, predominately based on labor hours incurred. Revenue earned from fixed price and cost-plus contracts is recognized using the “percentage-of-completion” method, wherein revenue is recognized as project progress occurs. If an estimate of costs at completion on any contract indicates that a loss will be incurred, the entire estimated loss is charged to operations in the period the loss becomes evident.

Substantially all of the Company’s cost-type work is with federal governmental agencies and, as such, is subject to audits after contract completion. Under these cost-type contracts, provisions for adjustments to accrued revenue are recognized on a quarterly basis and based on past audit settlement history. Government audits have been completed and final rates have been negotiated through fiscal year 2010. The Company records an allowance for project disallowances in other accrued liabilities for potential disallowances resulting from government audits (refer to Note 12 of these consolidated financial statements). Allowances for project disallowances are recorded as adjustments to revenue when the amounts are estimable. Resolution of these amounts is dependent upon the results of government audits and other formal contract close-out procedures.

Change orders can occur when changes in scope are made after project work has begun, and can be initiated by either the Company or its clients. Claims are amounts in excess of the agreed contract price which the Company seeks to recover from a client for customer delays and /or errors or unapproved change orders that are in dispute. Costs related to change orders and claims are recognized as incurred. Revenues and profit are recognized on change orders when it is probable that the change order will be approved and the amount can be reasonably estimated. Revenues are recognized only up to the amount of costs incurred on contract claims when realization is probable, estimable and reasonable support from the customer exists.

All bid and proposal and other pre-contract costs are expensed as incurred. Out of pocket expenses such as travel, meals, field supplies, and other costs billed direct to contracts are included in both revenues and cost of professional services. Sales and cost of sales at the Company’s South American subsidiaries exclude tax assessments by governmental authorities, which are collected by the Company from its customers and then remitted to governmental authorities.

Billed contract receivables represent amounts billed to clients in accordance with contracted terms, which have not been collected from clients as of the end of the reporting period. Billed contract receivables may include: (1) amounts billed for revenues from incurred costs and fees that have been earned in accordance with contractual terms; and (2) progress billings in accordance with contractual terms that include revenue not yet earned as of the end of the reporting period.

Unbilled contract receivables result from: (i) revenues from incurred costs and fees which have been earned, but are not billed as of period-end; and (ii) differences between year-to-date provisional billings and year-to-date actual contract costs incurred.

The Company reduces contract receivables by establishing an allowance for contract adjustments related to revenues that are deemed to be unrealizable, or that may become unrealizable in the future. Management reviews contract receivables and determines allowance amounts based on the adequacy of the Company’s performance under the contract, the status of change orders and claims, historical experience with the client for settling change orders and claims, and economic, geopolitical and cultural considerations for the home country of the client. Such contract adjustments are recorded as direct adjustments to revenue in the consolidated statements of operations.

The Company also reduces contract receivables by recording an allowance for doubtful accounts to account for the estimated impact of collection issues resulting from a client’s inability or unwillingness to pay valid obligations to the Company. The resulting provision for bad debts is recorded within administrative and indirect operating expenses on the consolidated statements of operations.

Refer to Note 7 of these consolidated financial statements for additional disclosures regarding the Company’s contract receivables, net.

Property, Buildings and Equipment, Depreciation, and Amortization

Property, buildings and equipment are stated at the lower of depreciated or amortized cost or fair value. Land and land improvements are not depreciated or amortized. Methods of depreciation or amortization and useful lives for all other long-lived assets are summarized in the following table.

Depreciation/Amortization Method    Useful Lives

Buildings    Straight-line 32-40 Years

Building    Straight-line 7-15 Years

Improvements

Field Equipment    Straight-line 3-7 Years

Computer equipment    Straight-line and Accelerated 3-7 Years

Computer software    Straight-line 10 Years

Office furniture and    Straight-line 3-7 Years

equipment

Vehicles    Straight-line 3-5 Years

Leasehold    Straight-line (1)

improvements

(1) Leasehold improvements are amortized for book purposes over the terms of the leases or the estimated useful lives of the assets, whichever is shorter.

Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for improvements are capitalized when either the value or useful life of the related asset have been increased. When property or equipment is retired or sold, any gain or loss on the transaction is reflected in the current year’s earnings. The Company capitalizes costs of software acquisition and development projects, including costs related to software design, configuration, coding, installation, testing and parallel processing. Capitalized software costs are recorded in fixed assets, net of accumulated amortization, on the consolidated balance sheets. Capitalized software development costs generally include:

external direct costs of materials and services consumed to obtain or develop software for internal use;

payroll and payroll-related costs for employees who are directly associated with and who devote time to the project, to the extent of time spent directly on the project;

costs to obtain or develop software that allows for access or conversion of old data by new systems;

costs of upgrades and/or enhancements that result in additional functionality for existing software; and

interest costs incurred while developing internal-use software that could have been avoided if the expenditures had not been made.

The costs of computer software obtained or developed for internal use is amortized on a straight-line basis over the estimated useful life of the software. Amortization begins when the software and all related software modules on which it is functionally dependent are ready for their intended use. Amortization expense is recorded in depreciation and amortization in the consolidated statements of operations.

The following software-related costs are expensed as incurred and recorded in general and administrative expenses on the consolidated statements of operations:

research costs, such as costs related to the determination of needed technology and the formulation, evaluation and selection of alternatives;

costs to determine system performance requirements for a proposed software project;

costs of selecting a vendor for acquired software;

costs of selecting a consultant to assist in the development or installation of new software;

internal or external training costs related to software;

internal or external maintenance costs related to software;

costs associated with the process of converting data from old to new systems, including purging or cleansing existing data, reconciling or balancing of data in the old and new systems and creation of new data;

updates and minor modifications; and

fees paid for general systems consulting and overall control reviews that are not directly associated with the development of software.

Capitalized software costs are evaluated for recoverability/ impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable, including when:

existing software is not expected to provide future service potential;

it is no longer probable that software under development will be completed and placed in service; and

costs of developing or modifying internal-use software significantly exceed expected development costs or costs of comparable third-party software.

Refer to Note 8 of these consolidated financial statements for additional disclosures regarding the Company’s property, buildings and equipment.

Goodwill

Goodwill is included in other assets on the accompanying consolidated balance sheets. Goodwill is subject to an annual assessment for impairment by comparing the estimated fair values of reporting units to which goodwill has been assigned to the recorded book value of the respective reporting units. The estimated fair value of reporting units is calculated using a discounted cash flows methodology. Goodwill is also assessed for impairment between annual assessments whenever events or circumstances make it more likely than not that an impairment may have occurred.

Refer to Note 9 of these consolidated financial statements for additional disclosures regarding the Company’s recorded goodwill.

Impairment of Long-Lived Assets

The Company assesses recoverability of the carrying value of long-lived assets by estimating the future net cash flows (undiscounted) expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value.

Refer to Note 8 of these consolidated financial statements for additional disclosures regarding impairment of property, buildings and equipment.

Income Taxes

The Company follows the asset and liability approach to account for income taxes. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Although realization is not assured, management believes it is more likely than not that the recorded net deferred tax assets will be realized. Since in some cases management has utilized estimates, the amount of the net deferred tax asset considered realizable could be reduced in the near term. The Company does not record United States income taxes applicable to undistributed earnings of foreign subsidiaries that the Company intends to indefinitely reinvest in the operations of those entities. Excess cash accumulated by any foreign subsidiary, beyond that necessary to fund operations or business expansion, may be repatriated to the U.S. at the discretion of Board of Directors of the respective entities. The Company would be required to accrue and pay taxes on any amounts repatriated to the U.S. from foreign subsidiaries.

Income tax expense includes U.S. and international income taxes, determined using the applicable statutory rates. A deferred tax asset is recognized for all deductible temporary differences and net operating loss carryforwards, and a deferred tax liability is recognized for all taxable temporary differences.

The Company has deferred tax assets, resulting principally from timing differences in the recognition of entity operating losses, contract reserves and accrued expenses. The Company periodically evaluates the likelihood of realization of deferred tax assets, and provides for a valuation allowance when necessary.

U.S. GAAP prescribes a recognition threshold and measurement principles for financial statement disclosure of tax positions taken or expected to be taken on a tax return.    A tax position is a position in a previously filed tax return or a position expected to be taken in a future tax filing that is reflected in measuring current or deferred income tax assets and liabilities. Tax positions shall be recognized only when it is more likely than not (likelihood of greater than 50%), based on technical merits, that the position will be sustained. Tax positions that meet the more likely than not threshold should be measured using a probability weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. Whether the more-likely-than-not recognition threshold is met for a tax position, is a matter of judgment based on the individual facts and circumstances of that position evaluated in light of all available evidence. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in administrative and indirect operating expenses.

Refer to Note 12 of these consolidated financial statements for additional disclosures regarding income taxes.

Defined Contribution Plans

EEI has a non-contributory defined contribution plan providing deferred benefits for substantially all of its employees (the “EEI Defined Contribution Plan”). The annual expense of the EEI Defined Contribution Plan is based on a percentage of eligible wages as authorized by EEI’s Board of Directors.

EEI also has a supplemental retirement plan that provides post-retirement health care coverage for EEI’s founders and their spouses. As of July 31, 2016, one founder, his spouse and the spouse of a deceased founder were receiving healthcare coverage under this plan. The annual expense associated with this plan is determined based on discounted annual cost estimates over the estimated life expectancy of the founders and their spouses. Walsh Environmental Scientists & Engineers, LLC (“Walsh”), a wholly-owned subsidiary of EEI, has a defined contribution plan providing deferred benefits for substantially all of its employees and the employees of two if its majority owned subsidiaries (the “Walsh Defined Contribution Plan”). The respective entities contribute a percentage of eligible wages up to a maximum of 4%.

Refer to Note 17 of these consolidated financial statements for additional disclosures regarding the Company’s defined contribution plans.

Incentive Compensation

The Company expenses cash bonuses during the performance period to which they relate. The value of stock awards is expensed over the vesting period of the respective award. Share-based awards are measured at fair value on the respective grant date, based on the estimated number of awards that are expected to vest. Compensation cost for awards that vest is not reversed if the awards expire without being exercised.

Refer to Note 14 of these consolidated financial statements for additional disclosures regarding the Company’s incentive compensation awards.

Earnings per Share

Basic and diluted earnings per share (“EPS”) are computed by dividing the net income (loss) attributable to Ecology and Environment, Inc. common shareholders by the weighted average number of common shares outstanding for the period. After consideration of all the rights and privileges of the Class A and Class B stockholders (refer to Note 14 of these consolidated financial statements), in particular the right of the holders of the Class B Common Stock to elect no less than 75% of the Board of Directors making it highly unlikely that the Company will pay a dividend on Class A Common Stock in excess of Class B Common Stock, the Company allocates undistributed earnings between the classes on a one-to-one basis when computing earnings per share. As a result, basic and fully diluted earnings per Class A and Class B share are equal amounts.

The Company has determined that its unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities. These securities are included in the computation of earnings per share pursuant to the two-class method. As a result, unvested restricted shares are included in the weighted average shares outstanding calculation.

Refer to Note 18 of these consolidated financial statements for addtional disclosures regarding the Company’s earnings per share.

Comprehensive Income (Loss)

Comprehensive income or loss represents the change in shareholders’ equity during a period, excluding changes arising from transactions with shareholders. Comprehensive income or loss includes net income (loss) from the consolidated statements of operations, plus (less) other comprehensive income (loss) during a reporting period.

Other comprehensive income (loss) represents the net effect of accounting transactions that are recognized directly in shareholders’ equity, such as the unrealized net impact of currency translation adjustments from foreign operations and unrealized gains (losses) on available-for-sale securities. Refer to Note 15 of these consolidated financial statements for additional disclosures regarding accumulated other comprehensive income (loss).

Foreign Currencies and Inflation

The financial statements of foreign subsidiaries where the local currency is the functional currency are translated into U.S. dollars using exchange rates in effect at period end for assets and liabilities and average exchange rates during each reporting period for results of operations. Translation adjustments are deferred in accumulated other comprehensive income. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. The Company recorded foreign currency transaction gains (losses) of less than

$0.1 million, $0.1 million and less than $(0.1) million for the fiscal years ended July 31, 2016, 2015 and 2014, respectively.

The financial statements of foreign subsidiaries located in highly inflationary economies are remeasured as if the functional currency were the U.S. dollar. The remeasurement of local currencies into U.S. dollars creates transaction adjustments which are included in net income. The Company did not record any highly inflationary economy translation adjustments for the fiscal years ended July 31, 2016, 2015 or 2014.

Noncontrolling Interests

Earnings and other comprehensive income (loss) are separately attributed to both the controlling and noncontrolling interests. Purchases of noncontrolling interests are recorded as reductions of shareholders’ equity on the consolidated statements of shareholders’ equity. EPS is calculated based on net income (loss) attributable to the Company’s controlling interests.

4. Significant Adjustments During the Three Months Ended July 31, 2016

During the three months ended July 31, 2016, the Company identified and recorded the following adjustments of amounts previously reported during periods prior to 2016. The Company determined that these amounts are not material to the current or any prior period:

Accrued severance liabilities maintained by the Company’s South American subsidiaries, which were reported in accrued payroll costs on the consolidated balance sheet at July 31, 2015, were reversed, resulting in a reduction of $0.6 million of administrative and indirect operating expenses, and an increase of $0.1 million in income tax provision for the three and twelve month periods ended July 31, 2016. Net income attributable to EEI increased $0.3 million as a result of these adjustments for the three and twelve month periods ended July 31, 2016.

Correction of deferred tax assets and liabilities reported as of July 31, 2015 related to U.S. and South American operations resulted in a net increase in income tax provision of $0.4 million for the three and twelve month periods ended July 31, 2016. Net income attributable to EEI decreased $0.2 million as a result of these adjustments for the three and twelve month periods ended July 31, 2016.

5. Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. The Company invests cash in excess of operating requirements in income-producing short-term investments. Money market funds of $0.3 million and less than $0.1 million were included in cash and cash equivalents in the accompanying consolidated balance sheets and consolidated statements of cash flows at July 31, 2016 and 2015, respectively.

6. Fair Value of Financial Instruments

The Company’s financial assets or liabilities are measured using inputs from the three levels of the fair value hierarchy. The asset’s or liability’s classification within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. The Company has not elected a fair value option on any assets or liabilities. The three levels of the hierarchy are as follows:

Level 1 Inputs – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Generally, this includes debt and equity securities that are traded on an active exchange market (e.g., New York Stock Exchange) as well as certain U.S. Treasury and U.S. Government and agency mortgage-backed securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2 Inputs – Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; or valuations based on models where the significant inputs are observable (e.g., interest rates, yield curves, credit risks, etc.) or can be corroborated by observable market data.

Level 3 Inputs – Valuations based on models where significant inputs are not observable. The unobservable inputs reflect the Company's own assumptions about the assumptions that market participants would use.

The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the transfer is reported at the beginning of the reporting period. There were no transfers in or out of levels 1, 2 or 3 during fiscal years 2016, 2015 or 2014.

The fair value of the Company's assets and liabilities that are measured at fair value on a recurring basis is summarized by level within the fair value hierarchy in the following table.

	Balance at July 31, 2016 (in thousands)			
Assets	Level 1	Level 2	Level 3	Total
Investment securities available for sale	$1,598	$ —	$ —	$1,598

	Balance at July 31, 2015 (in thousands)			
Assets	Level 1	Level 2	Level 3	Total
Investment securities available for sale	$1,434	$ —	$ —	$1,434

The Company recorded gross unrealized gains (losses) of less than $0.1 million related to investment securities available for sale in accumulated other comprehensive income (loss) at July 31, 2016 and 2015 and 2014. The Company did not record any sales of investment securities during the twelve months ended July 31, 2016.

The carrying amount of cash and cash equivalents approximated fair value at July 31, 2016 and 2015. These assets were classified as level 1 instruments at both dates.

Long-term debt consists of bank loans and capitalized equipment leases. Lines of credit consist of borrowings for working capital requirements. Based on the Company's assessment of the current financial market and corresponding risks associated with the debt and line of credit borrowings, management believes that the carrying amount of these liabilities approximated fair value at July 31, 2016 and 2015. These liabilities were classified as level 2 instruments at both dates. Refer to Note 10 and Note 11 of these consolidated financial statements for additional disclosures regarding the Company's lines of credit, debt and capital lease obligations.

7. Contract Receivables, net

Contract receivables, net are summarized in the following table.

	Balance at July 31, (in thousands)	
	2016	2015
Contract Receivables:		
Billed	$19,552	$22,916
Unbilled	20,696	25,904
	40,248	48,820
Allowance for doubtful accounts and contract adjustments	(5,929)	(5,954)
Contract receivables, net	$34,319	$42,866

Billed contract receivables included contractual retainage balances of $0.9 million and $0.5 million at July 31, 2016 and 2015, respectively. Management anticipates that unbilled contract receivables and retainage balances at July 31, 2016 will be substantially billed and collected within one year.

Contract Receivable Concentrations

Significant concentrations of contract receivables and the allowance for doubtful accounts and contract adjustments are summarized in the following table.

	Balance at July 31, 2016 (in thousands)	
Region	Contract Receivables	Allowance for Doubtful Accounts and Contract Adjustments
United States, Canada, and South America	$ 35,266	$ 1,034
Middle East and Africa	4,921	4,895
Asia	61	—
Totals	$ 40,248	$ 5,929

	Balance at July 31, 2015 (in thousands)	
Region	Contract Receivables	Allowance for Doubtful Accounts and Contract Adjustments
United States, Canada, and South America	$ 43,629	$ 1,043
Middle East and Africa	5,067	4,894
Asia	124	17
Totals	$ 48,820	$ 5,954

Contract adjustments related to projects in the United States, Canada and South America typically result from cost overruns related to current or recently completed projects, or from recoveries of cost overruns recorded as contract adjustments in

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prior reporting periods. Contract adjustments related to projects in the Middle East, Africa and Asia typically result from difficulties encountered while attempting to settle and close-out claims that may be several years old.

Combined contract receivables related to projects in the Middle East, Africa and Asia represented 12% and 11% of total contract receivables at July 31, 2016 and 2015, respectively, while the combined allowance for doubtful accounts and contract adjustments related to these projects represented 83% and 82%, respectively, of the total allowance for doubtful accounts and contract adjustments at those same period end dates. These allowance percentages highlight the Company's experience of heightened operating risks (i.e., political, regulatory and cultural risks) within these foreign regions in comparison with similar risks in the United States, Canada and South America. These heightened operating risks have resulted in increased collection risks and the Company expending resources that it may not recover for several months, or at all.

Allowance for Doubtful Accounts and Contract Adjustments

Activity within the allowance for doubtful accounts and contract adjustments is summarized in the following table.

	Fiscal Year Ended July 31, (in thousands)		
	2016	2015	2014
Balance at beginning of period	$ 5,954	$ 6,508	$ 5,969
Net increase (decrease) due to adjustments in the allowance for:			
Contract adjustments (1)	(577)	(263)	474
Doubtful accounts (2)	552	(291)	95
Transfer of reserves (to) from allowance for project disallowances (3)	—	—	(30)
Balance at end of period	$ 5,929	$ 5,954	$ 6,508

(1) Increases (decreases) to the allowance for contract adjustments on the consolidated balance sheets are recorded as (decreases) increases to revenue on the consolidated statements of operations.

(2) Increases (decreases) to the allowance for doubtful accounts on the consolidated balance sheets are recorded as increases (decreases) to administrative and other indirect operating expenses on the consolidated statements of operations.

(3) The allowance for project disallowances is included in other accrued liabilities on the consolidated balance sheets. Refer to Note 13 of these consolidated financial statements.

During fiscal year 2016, the Company's Brazilian operations continued to be adversely affected by an economic downturn, the total scope and duration of which are uncertain. Management is monitoring any adverse trends or events that may impact the realizability of the recorded net book value of contract receivables from customers in Brazil. The Company maintained $0.8 million and $0.4 million of allowance for doubtful accounts at July 31, 2016 and 2015, respectively, related to the Company's Brazilian operations.

8. Property, Buildings and Equipment, net

Property, buildings and equipment is summarized in the following table.

	Balance at July 31, (in thousands)	
	2016	2015
Land and land improvements	$ 393	$ 393
Buildings and building improvements	9,700	10,368
Field equipment	2,222	2,786
Computer equipment	4,439	4,685
Computer software	3,105	6,112
Office furniture and equipment	2,683	4,076
Vehicles	1,333	1,439
Other	543	693
	24,418	30,552
Accumulated depreciation and amortization.	(18,324)	(23,438)
Property, building, and equipment, net	$ 6,094	$ 7,114

During the three months ended April 30, 2016, the Company's Board of Directors directed management to sell vacant buildings owned by the Company. The buildings had a recorded net book value of $1.9 million at April 30, 2016. Management assessed the recoverability of the net book value of the buildings based on its plan to sell the buildings, expected future use of the buildings, and the buildings' appraised market value. Based upon this assessment, management determined that the net book value of the buildings was impaired as of April 30, 2016. As a result, during the three months ended April 30, 2016, the Company recorded an impairment loss of approximately $0.4 million as a reduction of property, buildings and equipment, net in the consolidated balance sheet and as additional administrative and indirect operating expenses in the consolidated statement of operations.

Also during the three months ended April 30, 2016, the Company received net insurance proceeds of approximately $0.4 million related to storm damage to two of its buildings. These proceeds were recorded as a gain on insurance settlement in the consolidated statement of operations.

9. Goodwill

Goodwill of $1.1 million is included in other assets on the accompanying consolidated balance sheets at July 31, 2016 and 2015. The Company's most recent annual impairment assessment for goodwill was completed during the fourth quarter of fiscal year 2016. Based on this assessment, the fair values of the reporting units to which goodwill is assigned exceeded the book values of the respective reporting units. As a result, no impairment of goodwill was identified.

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10. Lines of Credit

Unsecured lines of credit are summarized in the following table.

	Balance at July 31, (in thousands)	
	2016	2015
Outstanding cash draws, recorded as lines of credit on the accompanying consolidated balance sheets	$ 312	$ 672
Outstanding letters of credit to support operations	2,187	1,144
Total amounts used under lines of credit	2,499	1,816
Remaining amounts available under lines of credit	36,496	30,993
Total approved unsecured lines of credit	$38,995	$32,809

Contractual interest rates ranged from 3.50% to 15.60% at July 31, 2016. The Company's lenders have reaffirmed the lines of credit within the past twelve months.

11. Debt and Capital Lease Obligations

Debt and capital lease obligations are summarized in the following table.

	Balance at July 31, (in thousands)	
	2016	2015
Various loans and advances (interest rates ranging from 3.25% to 12%)	$ 217	$ 635
Capital lease obligations (interest rates ranging from 7.36% to 14%)	240	311
	457	946
Current portion of long-term debt and capital lease obligations	(240)	(551)
Long-term debt and capital lease obligations	$ 217	$ 395

The aggregate maturities of long-term debt and capital lease obligations as of July 31, 2016 are summarized in the following table.

Fiscal Year Ended July 31,	Amount
	(in thousands)
2017	240
2018	171
2019	27
2020	13
Thereafter	6
Total	$ 457

12. Income Taxes

Income (loss) before income tax provision is summarized in the following table.

	Fiscal Year Ended July 31, (in thousands)		
	2016	2015	2014
Domestic	$ 4,558	$ 3,500	$ (4,305)
Foreign	(191)	4,469	3,858
	$ 4,367	$ 7,969	$ (447)

The income tax provision is summarized in the following table.

	Fiscal Year Ended July 31, (in thousands)		
	2016	2015	2014
Current:			
Federal	$ 1,155	$ 488	$ 86
State	177	80	63
Foreign	730	2,047	1,012
Total current	2,062	2,615	1,161
Deferred:			
Federal	587	1,379	(975)
State	269	172	24
Foreign	841	(397)	133
Total deferred	1,697	1,154	(818)
Total income tax provsion	$ 3,759	$ 3,769	$ 343

A reconciliation of the income tax provision using the statutory U.S. income tax rate compared with the actual income tax provision reported on the consolidated statements of operations is summarized in the following table.

	Fiscal Year Ended July 31, (in thousands)		
	2016	2015	2014
Income tax (benefit) provision at the U.S. federal statutory income tax rate	$ 1,485	$ 2,709	$ (152)
Brazil valuation allowance	1,582	—	—
Income from "pass-through" entities taxable to noncontrolling partners	(39)	31	35
International rate differences	(145)	(338)	(144)
Other foreign taxes, net of federal benefit	153	161	(34)
Foreign dividend income	263	508	597
State taxes, net of federal benefit	312	166	28
Re-evaluation and settlements of tax contingencies	—	—	(20)
Peru non-deductible expenses	59	167	44
Canada and China valuation allowance	1	156	(83)
Other permanent differences	88	209	72
Income tax provision, as reported on the consolidated statements of operations	$ 3,759	$ 3,769	$ 343

The Company adopted the provisions of ASU 2015-17 effective November 1, 2015, and elected to adopt the guidance retrospectively. As a result of adopting ASU 2015-17, deferred income tax assets of $3.9 million were reclassified from current assets and included in non-current deferred income tax assets on the consolidated balance sheet at July 31, 2015. The significant

27

components of deferred tax assets and liabilities are summarized in the following table.

	Balance at July 31, 2016 (in thousands)	
	2016	2015
Deferred tax assets:		
Contract and other reserves	$ 3,023	$ 3,257
Acrued compensation and expenses	734	836
Net operating loss carryforwards	1,265	737
Foreign and state income taxes	59	57
Foreign tax credit	296	296
Federal benefit from foreign tax audits	157	212
Other	(26)	$ 454
Deferred tax assets	5,508	5,849
Less: valuation allowance	(2,278)	(560)
Net deferred tax assets	$ 3,230	$ 5,289
Deferred tax liabilities:		
Federal expense on state deferred taxes	$ (133)	$ (225)
Fixed assets and intangibles	(759)	(341)
Federal expense from foreign accounting differences	(213)	(542)
Net deferred tax liabilities	$ (1,105)	$(1,108)

During the fiscal year ended July 31, 2014, the Company generated a net operating loss in the U.S. of $1.7 million, which was carried forward and fully utilized in fiscal year 2015. As of July 31, 2016, net operating losses attributable to operations in Brazil, Canada and China and net operating losses for state income tax purposes still exist.

The Company periodically evaluates the likelihood of realization of deferred tax assets, and provides for a valuation allowance when necessary. Activity within the deferred tax asset valuation allowance is summarized in the following table.

	Fiscal Year Ended July 31, (in thousands)	
	2016	2015
Balance at beginning of period	$ 560	$ 398
Additions during the period	1,765	176
Reductions during period	(47)	(14)
Balance at end of period	$ 2,278	$ 560

The valuation allowance maintained by the Company primarily relates to: (i) net operating losses in Brazil and Canada, the utilization of which is dependent on future earnings; (ii) excess foreign tax credit carryforwards, the utilization of which is dependent on future foreign source income; and (iii) capital loss carryforwards, the utilization of which is dependent on future capital gains. Additions to the valuation allowance during the fiscal year ended July 31, 2016 primarily related to a deferred tax asset that resulted from net operating loss carryforwards from the Company's Brazilian operations. During the fiscal year ended July 31, 2016, based on available evidence including recent cumulative operating losses, management determined that it is more likely than not that these deferred tax assets will not be realized.

The Company has recorded $0.1 million and $0 of income taxes applicable to undistributed earnings of foreign subsidiaries that will not be indefinitely reinvested in those operations. At July 31, 2016, the Company's operations in Chile, Peru and Ecuador had $6.9 million of combined undistributed earnings that were indefinitely reinvested in those operations.

The Company files numerous consolidated and separate income tax returns in U.S. federal, state and foreign jurisdictions. The Company's tax matters for the fiscal years 2013 through 2016 remain subject to examination by the IRS. The Company's tax matters in other material jurisdictions remain subject to examination by the respective state, local, and foreign tax jurisdiction authorities. No waivers have been executed that would extend the period subject to examination beyond the period prescribed by statute.

At July 31, 2016, 2015 and 2014, the Company had $0.1 million of uncertain tax positions ("UTPs") resulting from gross unrecognized tax benefits that if realized, would favorably affect the effective income tax rate in future periods. It is reasonably possible that the liability associated with UTPs will increase or decrease within the next twelve months. At this time, an estimate of the range of the reasonably possible outcomes cannot be made.

The Company recognizes interest and penalties related to liabilities for UTPs in other accrued liabilities on the consolidated balance sheets and in administrative and indirect operating expenses on the consolidated statements of operations. The Company recorded interest and penalties expense related to liabilities for UTPs of less than $0.1 million during the fiscal years ended July 31, 2016, 2015 and 2014. The Company had $0.1 million of accrued interest and penalties recorded at July 31, 2016 and 2015.

13. Other Accrued Liabilities

Other accrued liabilities are summarized in the following table.

	Balance at July 31, (in thousands)	
	2016	2015
Allowance for project disallowances	$ 1,819	$ 2,243
Other	1,626	1,688
Total other accrued liabilities	$ 3,445	$ 3,931

Activity within the allowance for project disallowances is summarized in the following table.

	Fiscal Year Ended July 31, (in thousands)		
	2016	2015	2014
Balance at beginning of period	$ 2,243	$ 2,393	$ 2,663
Reduction of reserves recorded in prior fiscal years	(424)	(150)	(300)
Net change during the period, recorded as a transfer of reserves from allowance for doubtful accounts and contract adjustments	—	—	30
Balance at end of period	$ 1,819	$ 2,243	$ 2,393

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The reductions in the allowance for project disallowances during fiscal years 2016, 2015 and 2014, which were recorded as additions to revenue, net on the consolidated statements of operations, resulted from settlements of allowances recorded in prior fiscal years. The settlements resulted in cash payments of less than $0.1 million during fiscal years 2016, 2015 and 2014.

14. Incentive Compensation

EEI and its subsidiaries may, at the discretion of their respective Boards of Directors, award incentive compensation to Directors, senior management and other employees based on the respective company’s financial performance and the individual’s job performance. Incentive compensation may be awarded as cash bonuses, Class A Common Stock issued under EEI’s Stock Award Plan (defined below), or a combination of both cash and stock.

Cash Bonuses

The Company recorded $1.7 million, $3.0 million and $1.4 million of cash bonus awards as incentive compensation expense during the fiscal years ended July 31, 2016, 2015 and 2014, respectively.

15. Shareholders’ Equity

Class A and Class B Common Stock

The relative rights, preferences and limitations of the Company’s Class A and Class B Common Stock are summarized as follows: Holders of Class A shares are entitled to elect 25% of the Board of Directors so long as the number of outstanding Class A shares is at least 10% of the combined total number of outstanding Class A and Class B common shares. Holders of Class A common shares have one-tenth the voting power of Class B common shares with respect to most other matters.

In addition, Class A shares are eligible to receive dividends in excess of (and not less than) those paid to holders of Class B shares. Holders of Class B shares have the option to convert at any time, each share of Class B Common Stock into one share of Class A Common Stock. Upon sale or transfer, shares of Class B Common Stock will automatically convert into an equal number of shares of Class A Common Stock, except that sales or transfers of Class B Common Stock to an existing holder of Class B Common Stock or to an immediate family member will not cause such shares to automatically convert into Class A Common Stock.

Stock Award Plan

EEI adopted the 1998 Stock Award Plan effective March 16,

1998. This plan, together with supplemental plans that were

subsequently adopted by the Company’s Board of Directors, is referred to as the “Stock Award Plan”. The Stock Award Plan is not a

qualified plan Section 401(a) of the Internal Revenue Code. Under the Stock Award Plan, Directors, officers and other key employees of EEI or any of its subsidiaries may be awarded Class A Common

Stock as a bonus for services rendered to the Company or its subsidiaries, based upon the fair market value of the common stock at the time of the award. The Stock Award Plan authorizes the

Company’s Board of Directors to determine the vesting period and the circumstances under which the awards may be forfeited.

Under the supplemental plan in place as of July 31, 2016, which expired in October 2016, the Company issued 17,386 shares of

Class A Common Stock under the Stock Award Plan, all of which were fully vested at July 31, 2016. In October 2016, the Company’s

Board of Directors adopted the current supplemental plan, the

2016 Stock Award Plan. This plan permits awards of up to 200,000 shares of Class A Common Stock for a period of up to five years until its termination in October 2021.

EEI recorded non-cash compensation expense of less than $0.1 million during the twelve months ended July 31, 2016 and 2015 and $0.4 million during the twelve months ended July 31, 2014 in connection with outstanding stock compensation awards. As of July 31, 2016, all previous stock awards were fully expensed.

The “pool” of excess tax benefits accumulated in Capital in Excess of Par Value was $0 and $0.1 million at July 31, 2016 and 2015,

respectively.

In September 2015, EEI issued 4,533 Class A shares from the Stock

Award Plan, which were valued at less than $0.1 million, to three directors as additional compensation for their roles as Chairman and members of EEI’s Audit Committee. In September 2016, the

Company issued an additional 4,450 Class A shares, valued at less than $0.1 million, to the Chairman and members of the Company’s

Audit Committee. These stock awards vested immediately upon

issuance, subject to certain restrictions regarding transfer of the shares that expire one year after issuance.

Restrictive Shareholder Agreement

Messrs. Gerhard J. Neumaier (deceased), Frank B. Silvestro, Ronald L.

Frank, and Gerald A. Strobel entered into a Stockholders’ Agreement dated May 12, 1970, as amended January 24, 2011, which governs the sale of certain shares of Ecology and Environment, Inc.

common stock (now classified as Class B Common Stock) owned

by them, certain children of those individuals and any such shares subsequently transferred to their spouses and/or children outright or in trust for their benefit upon the demise of a signatory to the

Agreement (“Permitted Transferees”). The Agreement provides

that prior to accepting a bona fide offer to purchase some or all of their shares of Class B Common Stock governed by the Agreement,

that the selling party must first allow the other signatories to the Agreement (not including any Permitted Transferee) the

opportunity to acquire on a pro rata basis, with right of over-

allotment, all of such shares covered by the offer on the same terms and conditions proposed by the offer.

Cash Dividends

The Company declared cash dividends of $1.9 million, $2.1 million and $2.1 million during the fiscal years ended July 31, 2016, 2015 and 2014. The Company paid cash dividends of $2.1 million during the fiscal years ended July 31, 2016, 2015 and 2014. The Company paid cash dividends of $0.9 million, $1.0 million and $1.0 million in

August 2016, 2015 and 2014, respectively, that were declared and accrued in prior periods.

Stock Repurchase Program

In August 2010, the Company’s Board of Directors approved a

program for repurchase of 200,000 shares of Class A Common

Stock (the “Stock Repurchase Program”). As of July 31, 2016, the

Company repurchased 122,918 shares of Class A stock, and 77,082 shares had yet to be repurchased under the Stock Repurchase

Program. The Company did not acquire any Class A shares under the Stock Repurchase Program during fiscal years 2016 or 2015. The

Company acquired 16,091 shares of Class A stock under the Stock

Repurchase Program during fiscal year 2014 for a total acquisition cost of approximately $0.2 million.

Noncontrolling Interests

During the fiscal year ended July 31, 2015, Gustavson Associates, LLC ("Gustavson"), a majority owned indirect subsidiary of EEI, purchased an additional 7.2% of its outstanding common shares from noncontrolling shareholders for $0.3 million, paid as follows: (i) $0.1 million of cash paid on the transaction date; and (ii) $0.2 million payable in 3 annual installments during the fiscal years ended July 31, 2016, 2017 and 2018, plus interest accrued at 6% per annum. EEI's indirect ownership of Gustavson increased to 83.6% as a result of this transaction.

During the fiscal year ended July 31, 2014, in three separate transactions, EEI purchased a combined 10.5% of outstanding Walsh Environmental, LLC ("Walsh") common shares from noncontrolling shareholders for $1.8 million, paid as follows: (i) $0.8 million in cash paid on the purchase transaction dates; (ii) $0.5 million EEI Class A Common Stock issued on one of the transaction dates; and (iii) $0.5 million of cash payable in two annual installments during the fiscal years ended July 31, 2015 and 2016, plus interest accrued at 3.25% per annum. EEI's direct ownership of Walsh increased to 100% as a result of these transactions.

Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss are summarized in the following table.

	Balance at July 31, (in thousands)	
	2016	2015
Unrealized net foreign currency translation losses	$ (2,176)	$ (1,738)
Unrealized net investment gains on available for sale investments	33	12
Total accumulated other comprehensive loss	$ (2,143)	$ (1,726)

16. Operating Lease Commitments

The Company rents certain office facilities and equipment under non-cancelable operating leases and certain other facilities for servicing project sites over the term of the related long-term government contracts. Lease agreements may contain step rent provisions and/or free rent concessions. Lease payments based on a price index have rent expense recognized on a straight line or substantially equivalent basis, and are included in the calculation of minimum lease payments. Gross rental expense associated with lease commitments was $3.5 million, $3.5 million and $3.9 million for the fiscal years ended July 31, 2016, 2015 and 2014, respectively.

Future minimum rental commitments under operating leases as of July 31, 2016 are summarized in the following table.

Fiscal Year Ended July 31,	Amount
	(in thousands)
2017	$2,565
2018	2,289
2019	1,813
2020	1,278
2021	1,134
Thereafter	886

17. Defined Contribution Plans

Contributions to the EEI Defined Contribution Plan and EEI Supplemental Retirement Plan are discretionary and determined annually by its Board of Directors. The Walsh Defined Contribution Plan provides for mandatory employer contributions to match 100% of employee contributions up to 4% of each participant's compensation. The total expense under these plans was $1.4 million, $1.2 million, and $1.7 million for fiscal years 2016, 2015 and 2014, respectively.

18. Earnings Per Share

The computation of basic and diluted EPS is included in the following table.

	Fiscal Year Ended July 31, (in thousands, except share and per share amounts)		
	2016	2015	2014
Net (loss) income attributable to Ecology and Environment, Inc.	$ 886	$ 3,396	$ (1,383)
Dividend declared	1,895	2,066	2,066
Undistributed earnings	$ (1,009)	$1,330	$ (3,449)
Weighted-average common shares outstanding (basic and diluted)	4,289,993	4,287,775	4,283,984
Distributed earnings per share	$ 0.44	$ 0.48	$ 0.48
Undistributed earnings per share	(0.23)	0.31	(0.80)
Total earnings per share	$ 0.21	$ 0.79	$ (0.32)

19. Segment Reporting

The Company reports segment information based on the geographic location of EEI and its direct and indirect subsidiaries. Revenue, net and long-lived assets by business segment are summarized in the following tables.

	Fiscal Years Ended July 31, (in thousands)		
	2016	2015	2014
Revenue, net, by Business Segment:			
EEI and its subsidiaries located in the United States	$83,095	$88,715	$85,456
Subsidiaries located in South America [1]	22,722	38,220	42,569
Other foreign subsidiaries	—	—	402

[1] *Significant South American revenues included revenues from subsidiaries located in Peru ($9.7 million, $22.8 million and $19.5 million for fiscal years 2016, 2015 and 2014, respectively), Brazil ($5.0 million, $8.0 million and $13.8 million for fiscal years 2016, 2015 and 2014, respectively) and Chile ($7.5 million, $6.5 million and $8.8 million for fiscal years 2016, 2014 and 2014, respectively).*

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	Balance at July 31, (in thousands)		
	2016	2015	2014
Long-lived assets by geographic location:			
EEI and its subsidiaries located in the United States	$4,916	$5,901	$6,566
Subsidiaries located in South America	1,178	1,213	1,374
Other foreign subsidiaries	—	—	1

20. Commitments and Contingencies

Legal Proceedings

From time to time, the Company is a named defendant in legal actions arising out of the normal course of business. The Company is not a party to any pending legal proceeding, the resolution of which the management believes will have a material adverse effect on the Company's results of operations, financial condition or cash flows, or to any other pending legal proceedings other than ordinary, routine litigation incidental to its business. The Company maintains liability insurance against risks arising out of the normal course of business.

On February 4, 2011, the Chico Mendes Institute of Biodiversity Conservation of Brazil (the "Institute") issued a Notice of Infraction to ecology and environment do brasil Ltda ("E&E Brasil"), a majority-owned subsidiary of EEI. The Notice of Infraction concerned the taking and collecting wild animal specimens without authorization by the competent authority and imposed a fine of $20,000 Reais against E&E Brazil. The Institute also filed Notices of Infraction against four employees of E&E Brasil alleging the same claims and imposed fines against those individuals that, in the aggregate, were equal to the fine imposed against E&E Brasil. No claim has been made against EEI.

E&E Brasil has filed court claims appealing the administrative decisions of the Institute for E & E Brasil's employees that: (a) deny the jurisdiction of the Institute; (b) state that the Notice of Infraction is constitutionally vague; and (c) affirmatively state that E&E Brasil had obtained the necessary permits for the surveys and collections of specimens under applicable Brazilian regulations and that the protected conservation area is not clearly marked to show its boundaries. The claim of violations against one of the four employees was dismissed. The remaining three employees have fines assessed against them that are being appealed through the federal courts. Violations against E&E Brasil are pending agency determination. At July 31, 2016, the Company recorded a reserve of approximately $0.3 million in other accrued liabilities related to these claims.

Contract Termination Provisions

Certain contracts contain termination provisions under which the customer may, without penalty, terminate the contracts upon written notice to the Company. In the event of termination, the Company would be paid only termination costs in accordance with the particular contract. Generally, termination costs include unpaid costs incurred to date, earned fees and any additional costs directly allocable to the termination. The Company did not experience early termination of any material contracts during fiscal years 2016 or 2015.

21. Sale of Subsidiary

In October 2015, EEI sold its majority interest in ECSI, LLC ("ECSI"), an engineering and environmental consulting company headquartered in Kentucky, to ECSI's minority shareholders for $0.3 million. EEI recognized a loss on valuation of its investment in ECSI of approximately $0.4 million in administrative and indirect operating expenses on the accompanying consolidated statements of operations during the fourth quarter of the fiscal year ended July 31, 2015. The offsetting allowance for loss on valuation of investment in ECSI was recorded in other assets on the accompanying consolidated balance sheets at July 31, 2015. Effective with consummation of the sale in October 2015, ECSI and its owners are no longer related parties to EEI or any of its consolidated subsidiaries.



Photo credit: Pronghorn Antelope, Utah by Janice Gardner, Wildlife Biologist

31

Photo credit: Yosemite National Park, by Doug Heatwole

BOARD OF DIRECTORS
as of January 1, 2017

Frank B. Silvestro
Founder, Chairman of the Board

Gerald A. Strobel, P.E.
Founder

Ronald L. Frank
Founder

Gerard A. Gallagher, Jr.
Retired Company Officer

Michael C. Gross
Insurance Broker and
NYS Tax Auditor

Michael R. Cellino, MD
Partner, Buffalo Medical Group

Michael S. Betrus, CPA
Retired CFO, Senior Vice President
of Power Drives, Inc.

CORPORATE OFFICERS

Gerard A. Gallagher III
President and Chief Executive Officer

Fred J. McKosky, P.E.
Chief Operating Officer,
Senior Vice President

Ronald L. Frank
Executive Vice President, Secretary

H. John Mye III, P.E.
Vice President, Treasurer
and Chief Financial Officer

Kevin Donovan
Senior Vice President

Cheryl A. Karpowicz, AICP
Senior Vice President

Nancy Aungst
Senior Vice President

Timothy J. Grady, P.E.
Senior Vice President

George A. Rusk, Esq.
Vice President

Carmine A. Tronolone
Vice President

Daniel R. Castle, AICP
Vice President

Michael L. Donnelly
Vice President

Michael F. Kane
Vice President

Daniel I. Sewall
Vice President

Colleen C. Mullaney-Westfall, Esq.
Assistant Secretary

CORPORATE HEADQUARTERS

Buffalo Corporate Center
368 Pleasant View Drive
Lancaster, NY 14086-1397
TEL: 1 (716) 684-8060
FAX: 1 (716) 684-0844
E-MAIL: jmye@ene.com
WEB: www.ene.com

STOCK TRANSFER AGENT

American Stock Transfer & Trust Co.
40 Wall Street
New York, NY 10005
TEL: 1 (212) 936-5100

EXCHANGE LISTING

NASDAQ® Global Market
Ticker Symbol: EEI

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP
Suite 1500
50 Fountain Plaza
Buffalo, NY 14202

LEGAL COUNSEL

Gross, Shuman, Brizdle & Gilfillan, P.C.
465 Main Street, Suite 600
Buffalo, NY 14203

ACTIVE SUBSIDIARIES

Ecology & Environment Engineering, Inc.
ecology and environment do brasil Ltda. (Brazil)
Gestión Ambiental Consultores S.A. (Chile)
Gustavson Associates, LLC
Lowham-Walsh Engineering & Environment Services, LLC
Servicios Ambientales Walsh, S.A. (Ecuador)
Walsh Environmental, LLC
Walsh Peru, S.A. (Peru)

E & E has printed on recycled paper since 1971. This annual report is printed with soy-based inks, and certified by SFI, PEFC, and FSC.

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Photo credit: Grand Tetons by Cindy Castoire, On-Call Environmental Scientist